Exhibit 10.9
PATENT AND KNOW-HOW LICENSE AGREEMENT
(PFIZER AS LICENSOR)
THIS PATENT AND KNOW-HOW LICENSE AGREEMENT (the "Agreement") is made effective as of February 6, 2013 (the "Effective Date"), by and between Pfizer Inc., a Delaware corporation having its principal place of business at 235 E. 42nd Street, New York, New York 10017 ("Pfizer") and Zoetis Inc., a Delaware corporation having its principal place of business at 5 Giralda Farms, Madison, NJ 07940 (the "Company"). Pfizer and the Company are sometimes referred to herein individually as a "Party" and collectively as the "Parties."
RECITALS:
WHEREAS, Pfizer and its applicable Affiliates have rights to the Licensed IP and are licensees of the Third Party IP; and
WHEREAS, as part of the Plan of Reorganization, Pfizer and its applicable Affiliates granted to the Company and its applicable Affiliates a license to Licensed IP and a sublicense to Third Party IP; and
WHEREAS, the Parties now seek to confirm the terms of those license grants, and grant any additional license grants, as specified in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
1. DEFINITIONS
1.1     Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Global Separation Agreement. For the purpose of this Agreement, the following terms shall have the following meanings:
“AAA” has the meaning set forth in Section 17.4.1(b).
“Abandoned/Assigned Patent Know-How” means, for each Abandoned/Assigned Patent Scheduled Product or Abandoned/Assigned Patent Other Product, any Compound Know-How owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date to the extent used or held for use by the corresponding Company Licensee for such Abandoned/Assigned Patent Scheduled Product or Abandoned/Assigned Patent Other Product (as applicable) as of such LE Date.
"Abandoned/Assigned Patent Scheduled Product" means, for each Abandoned/Assigned Patent Right, a pharmaceutical product that contains any compounds that, from time to time, the Parties identify as, and agree in writing are, the compounds contained in such Abandoned/Assigned Patent Scheduled Product (whether such compounds are the sole active ingredients or in combination with other therapeutically active ingredients in such pharmaceutical product).
“Abandoned/Assigned Patent Rights” means the Patent Rights that, from time to time, the Parties identify as, and agree in writing are, the Abandoned/Assigned Patent Rights.
“Abandoned/Assigned Patent Scheduled Product” means, for each Abandoned/Assigned Patent Right, a pharmaceutical product that contains any compounds that, from time to time, the Parties identify as, and agree in writing are, the compounds contained in such Abandoned/Assigned Patent Scheduled Other Product (whether such compounds are the sole active ingredients or in combination with other therapeutically active ingredients in such pharmaceutical product).
“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement (a) no member of the Company Group shall be deemed to be an Affiliate of any member of the Pfizer Group and (b) no member of the Pfizer Group shall be deemed to be an Affiliate of any member of the Company Group.
“Alternative Antibody A Product” has the meaning set forth in Section 2.1.4(b).
“Analog” means, with respect to a compound, an analog, derivative, or modification thereof.

“Animal Health Commercial Products Know-How” means, for each Animal Health Commercial Product, any Product Know-How (excluding any Know-How that relates to any Shared Commercial Products or is used or held for use to manufacture products under any Master Manufacturing and Supply Agreement) owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date to the extent used or held for use by the corresponding Company Licensee for such Animal Health Commercial Product as of such LE Date.
“Animal Health Other R&D Products Know-How” means, for each Animal Health Other R&D Product, any Product Know-How owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date to the extent used or held for use by the corresponding Company Licensee for such Animal Health Other R&D Product as of such LE Date.
“Animal Health R&D Molecules Know-How” means, for each Animal Health R&D Molecules Product, any Compound Know-How (excluding any Know-How used or held for use to manufacture products under any Master Manufacturing and Supply Agreement) owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date to the extent used or held for use by the corresponding Company Licensee for such Animal Health R&D Molecules Product as of such LE Date.
“Animal Health R&D Molecules Product” means, for each Animal Health R&D Molecule (which, for clarity, excludes any Licensed Products), a pharmaceutical product that contains such Animal Health R&D Molecule (whether such Animal Health R&D Molecule is the sole active ingredient or in combination with other therapeutically active ingredients in such pharmaceutical product).
“Antibody A Product” means a biopharmaceutical product that contains one or more antibodies that, from time to time, the Parties identify as, and agree in writing are, antibodies contained in the Antibody A Product.
“Antibody A Product Know-How” means, for each Antibody A Product, any Compound Know-How owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date (a) to the extent used or held for use by the corresponding Company Licensee for such Antibody A Product as such LE Date or (b) that is New Antibody A Product Know-How that relates to such Antibody A Product, excluding in each of the foregoing (a) and (b), the Antibody A Product Patent Rights.
“Antibody A Product Patent Rights” means, for each Antibody A Product, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all (a) Patent Rights that are filed after the Effective Date that Cover any Antibody A Product Know-How that relates to such Antibody A Product to the extent such Know-How exists as of such LE Date and such Patent Rights are filed by a Pfizer Licensor or any of its Affiliates; (b) the New Antibody A Product Patent Rights that Cover such Antibody A Product; (c) divisionals, continuations, and continuations-in-part that claim priority to any Patent Rights described in subsections (a) and (b) to the extent the claims thereof are entirely supported by such Patent Rights; (d) Patent Rights that issue from the patent applications described in subsections (a), (b) and (c); (e) reissues, renewals, extensions, or additions of the Patent Rights described in subsections (a), (b), (c) and (d); and (f) foreign equivalents of the Patent Rights described in subsections (a), (b), (c), (d) and (e).
“Antibody A Termination Notice” has the meaning set forth in Section 2.1.4(b).
“Anti-Protein X Current Animal Product” means a biopharmaceutical product that contains one or more antibodies that, from time to time, the Parties identify as, and agree in writing are, antibodies contained in an Anti-Protein X Current Animal Product.
“Anti-Protein X Current Human Product” means the product that, from time to time, the Parties identify as, and agree in writing is, the Anti-Protein X Current Human Product.
“Anti-Protein X Current Product Event” has the meaning set forth in Section 2.1.3(b)(i).
“Anti-Protein X Know-How” means, for each Anti-Protein X Restricted Product and Anti-Protein X Other Product, any Compound Know-How owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date (a) to the extent used or held for use by the corresponding Company Licensee for such Anti-Protein X Restricted Product or Anti-Protein X Other Product (as applicable) as of such LE Date or (b) that is New Anti-Protein X Know-How that relates to such Anti-Protein X Restricted Product or Anti-Protein X Other Product (as applicable), excluding in each of the foregoing (a) and (b), the Anti-Protein X Patent Rights.
“Anti-Protein X Other Products” means the products that, from time to time, the Parties identify as, and agree in writing are, Anti-Protein X Other Products.

“Anti-Protein X Patent Rights” means, for each Anti-Protein X Restricted Product and Anti-Protein X Other Product, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all (a) Patent Rights that, from time to time, the Parties identify as, and agree in writing are, Anti-Protein X Patent Rights; (b) the New Anti-Protein X Patent Rights that Cover such Anti-Protein X Restricted Product or Anti-Protein X Other Product (as applicable); (c) divisionals, continuations, and continuations-in-part that claim priority to any Patent Rights described in subsections (a) and (b) to the extent the claims thereof are entirely supported by such Patent Rights; (d) Patent Rights that issue from the patent applications described in subsections (a), (b) and (c); (e) reissues, renewals, extensions, or additions of the Patent Rights described in subsections (a), (b), (c) and (d); and (f) foreign equivalents of the Patent Rights described in subsections (a), (b), (c), (d) and (e).
“Anti-Protein X Restricted Products” means the products that, from time to time, the Parties identify as, and agree in writing are, Anti-Protein X Restricted Products.
“Applicable Laws” means all applicable laws, statutes, rules, regulations, and guidelines, including all applicable standards or guidelines promulgated by any applicable Governmental Authority (including cGCP, cGMP, and cGLP).
“Assigned Patent Rights” has the meaning set forth in Section 13.1.6(b).
“Audited Party” has the meaning set forth in Section 5.3.1.
“Auditing Party” has the meaning set forth in Section 5.3.1.
“Bankruptcy Code” has the meaning set forth in Section 16.2.2.
“Biopharma Know-How” means, for each Biopharma Product, any Compound Know-How owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date (a) to the extent used or held for use by the corresponding Company Licensee for such Biopharma Product as of such LE Date or (b) that is New Biopharma Know-How that relates to such Biopharma Product, excluding in each of the foregoing (a) and (b), the Biopharma Patent Rights.
“Biopharma Patent Rights” means, for each Biopharma Product, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all (a) Patent Rights that, from time to time, the Parties identify as, and agree in writing are, Biopharma Patent Rights; (b) Patent Rights that are filed after the Effective Date that Cover any Biopharma Know-How that relates to such Biopharma Product to the extent such Know-How exists as of such LE Date and such Patent Rights are filed by such Pfizer Licensor or any of its Affiliates; (c) the New Biopharma Patent Rights that Cover such Biopharma Product; (d) divisionals, continuations, and continuations-in-part that claim priority to any Patent Rights described in subsections (a), (b) and (c) to the extent the claims thereof are entirely supported by such Patent Rights; (e) Patent Rights that issue from the patent applications described in subsections (a), (b), (c) and (d); (f) reissues, renewals, extensions, or additions of the Patent Rights described in subsections (a), (b), (c), (d) and (e); and (g) foreign equivalents of the Patent Rights described in subsections (a), (b), (c), (d), (e) and (f).
“Biopharma Products” means the biopharmaceutical products that, from time to time, the Parties identify as, and agree in writing are, Biopharma Products.
“Calendar Quarter” means each successive three (3) calendar month period commencing on January 1, April 1, July 1, and October 1.
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
“Cell Line A” means (a) the cell line Controlled by Pfizer that, from time to time, the Parties identify as, and agree in writing is, Cell Line A or (b) any improvement, modification or derivative thereof.
“Cell Line A Derived Components” has the meaning set forth in Section 2.1.14(b).
“Cell Line A Know-How” means, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all Know-How that is embodied in Cell Line A.
“Cell Line A Patent Rights” means, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all (a) Patent Rights that, from time to time, the Parties identify as, and agree in writing are, Cell Line A Patent Rights, (b) Patent Rights that are filed after the Effective Date that Cover any Cell Line A Know-How to the extent such Know-How exists as such LE Date; (c) divisionals, continuations, and continuations-in-part that claim priority to any Patent Rights described in subsections (a) and (b) to the extent the claims thereof are entirely supported by such Patent

Rights; (d) Patent Rights that issue from the patent applications described in subsections (a), (b) and (c); (e) reissues, renewals, extensions, or additions of the Patent Rights described in subsections (a), (b), (c) and (d); and (f) foreign equivalents of the Patent Rights described in subsections (a), (b), (c), (d) and (e).
“cGCP” means the then current good clinical practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the applicable Governmental Authorities.
“cGLP” means the then current good laboratory practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the applicable Governmental Authorities.
“cGMP” means the then current good manufacturing practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the applicable Governmental Authorities.
“CMC Information” means the chemistry, manufacturing, and control information required for the submission of an INAD, Regulatory Approval Application, or IND.
“Company Business” means the business of discovery, research, development, manufacturing, formulation, licensing, marketing, distribution of, and leasing and/or selling of products, including pharmaceuticals (including pesticides), nutritionals, crop pesticides and biologicals (including vaccines, biologics, antibodies, hormones, large molecule therapeutics, proteins and peptides), diagnostic products, biodevices, genetic tests and services solely to the extent applicable to non-human animals for the Company Field, in each case, as conducted as of the Effective Date, but excluding all of the other products, services or businesses of Pfizer or any of its Affiliates, including Pfizer’s human pharmaceutical, consumer health and nutrition businesses.
“Company Field” means the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition (including pest infestation) in non-human animals solely for non-human animals (and not, for clarity, humans) and the use of pesticides on crops. For clarity, the Company Field (a) excludes uses in non-human animals for the research, development, manufacture, or commercialization of any products to diagnose, prevent, palliate, or treat any disease, disorder, syndrome or condition in humans and (b) includes the treatment of non-human animals that may indirectly impact the health of humans, including uses for food safety and/or environmental vector-borne disease control where such disease control may impact both non-human animals and humans.
“Company Licensee” means, with respect to:
(a)each Shared Commercial Product Patent Right, Biopharma Patent Right and Anti-Protein X Patent Right (excluding in each case, the New IP), that member of the Company Group that, from time to time, the Parties identify as, and agree in writing is, the Company Licensee thereof,
(b)any Antibody A Product Patent Right (excluding the New IP), New IP, and any Licensed Know-How (excluding the New IP), in each case, owned by a Pfizer Licensor, that member of the Company Group that corresponds to such Pfizer Licensor on Schedule 1.1(a),
(c)any Third Party IP, that member of the Company Group that, from time to time, the Parties identify as, and agree in writing is, the Company Licensee, and
(d)any New IP owned by a Company Licensee, such Company Licensee.
“Company Material Indebtedness” means any Indebtedness of the Company or of any Person whose Indebtedness the Company has guaranteed or for which the Company is otherwise obligated that is equal to or in excess of One Hundred Million U.S. Dollars ($100,000,000).
“Company Submissions” has the meaning set forth in Section 6.1.
“Company Termination Event” has the meaning set forth in Section 16.3.2.
“Compound Class” means a chemical class or group comprised of structurally related compounds which are homologs, isomers, analogs, or derivatives of one another, as reasonably determined by the applicable Pfizer Licensor.
“Confidential Information” has the meaning set forth in Section 7.1.
“Control” and “Controlled” means with respect to any Patent Rights, Know-How or tangible materials, possession by a Party or its Affiliates of the right (other than pursuant to a license granted under this Agreement), whether directly or indirectly, to grant rights or access to, or to grant a license or a sublicense under, such Patent Rights, Know-How or tangible materials as provided for herein, without violating the terms of any agreement with, or rights of, a Third Party. For clarity, if a

Party or its Affiliates can only grant a license or sublicense or provide access or rights of limited scope, for a specific purpose or under certain conditions (including as a result of any Encumbrances), “Control” or “Controlled” shall be construed to so limit such license, sublicense or provision (as applicable).
“Controlling Party” has the meaning set forth in Section 13.2.4.
“Cover”, “Covered” and “Covering” means, with respect to a Patent Right subject to this Agreement, in the absence of a license to a claim thereof, the research, development, manufacture, use, sale, offer for sale, or importation of the applicable invention, discovery, process, or product would infringe such claim (or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue).
“Defense Action” has the meaning set forth in Section 13.3.1.
“Disclosing Party” has the meaning set forth in Section 7.1.
“Dispute” has the meaning set forth in Section 17.4.1.
“Dossier Controlling Party” has the meaning set forth in Section 6.3.2.
"Effective Date" has the meaning set forth in the Introduction.

“EMA” means the European Medicines Agency or any successor agency thereto.
“Encumbrance” means any Third Party restrictions or limitations (to the extent such restrictions or limitations exist as of the Effective Date) on a Pfizer Licensor’s or its Affiliates’ ability to grant a license or other rights to the applicable Company Licensee pursuant to this Agreement, including (a) the terms of any licenses granted by or to such Pfizer Licensor or any of its Affiliates, (b) the terms of any other agreements that relate to the Licensed IP and/or rights granted to the applicable Company Licensee hereunder, and (c) ownership by, or other rights of, a Third Party. The Encumbrances include any agreements that, from time to time, the Parties identify as, and agree in writing are, Encumbrances.
“Exclusive Licensed Patent Rights” means the Shared Commercial Product Patent Rights, Biopharma Patent Rights, Antibody A Product Patent Rights, and Anti-Protein X Patent Rights (to the extent that an Anti-Protein X Current Product Event has occurred and the sixty (60) day period following such Anti-Protein X Current Product Event has expired), excluding all Non-Exclusive Licensed Patent Rights.
“FCPA” has the meaning set forth in Section 8.4.1.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
“Filing Party” has the meaning set forth in Section 6.3.1.
“FTE” means the equivalent of a full-time individual’s work time for a twelve (12) month period (consisting of eighteen hundred (1800) hours during such twelve (12) month period (excluding vacations and holidays)). For clarity, in the event that an individual works partially on an activity during a twelve (12) month period, the related FTE shall be determined on a pro rata basis according to the total number of hours such individual spent on such activity during such period.
“FTE Cost” means, for any period, the FTE Rate multiplied by the applicable number of FTEs in such period.
“FTE Rate” means the price of one (1) FTE to conduct the Prosecution Activities in connection with the Shared Commercial Product Patent Rights, Biopharma Patent Rights, Anti-Protein X Patent Rights and Antibody A Product Patent Rights per twelve (12) month period (consisting of eighteen hundred (1800) hours during such twelve (12) month period (excluding vacations and holidays)), which price shall be Two Hundred Fifty Thousand US Dollars (US$250,000.00).
“GAAP” means accounting principles generally accepted in the United States of America, as consistently applied.
“General Know-How” means, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, any Know-How (excluding Compound Know-How and Scheduled Other Know-How) of a general nature, such as general knowledge, ideas, concepts, know-how, or techniques that, as of such LE Date, (a) is in the possession of corresponding Company Licensee and (b) is used or held for use by such Company Licensee in the Company Business as such business is conducted as of such LE Date. For clarity, General Know-How includes Know-How retained in the unaided memories of the Company Licensees’ and their Affiliates’ employees.

“Global Separation Agreement” means that certain Global Separation Agreement by and between Pfizer and the Company, dated on or about the date hereof.
“Government” has the meaning set forth in Section 8.4.2.
“Government Official” has the meaning set forth in Section 8.4.2.
“Governmental Authority” means any nation or government, any state, municipality, or other political subdivision thereof, or any entity, body, agency, commission, department, board, bureau, court, tribunal, or other instrumentality, whether federal, state, local, regional, domestic, foreign, or multinational, exercising executive, legislative, judicial, regulatory, administrative, or other similar functions of, or pertaining to, government or any executive official thereof.
“Green Book Filings” means any submission to the FDA’s Green Book as required under the Generic Animal Drug and Patent Term Restoration Act and any foreign equivalents thereof.
“INAD” means (a) an Investigational New Animal Drug Application (as defined by Applicable Law) submitted to the FDA for authorization for clinical investigation of a pharmaceutical product in the Company Field or (b) any foreign equivalent thereof that is submitted to applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory.
"IND" means (a) an Investigational New Drug Application (as defined by Applicable Law) submitted to the FDA for authorization for clinical investigation of a pharmaceutical product in the Pfizer Field or (b) any foreign equivalent thereof that is submitted to applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory.
“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.
“Indemnifying Party” has the meaning set forth in Section 9.2.1.
“Indemnitees” has the meaning set forth in Section 9.1.
“Indemnity Payment” has the meaning set forth in Section 9.2.1.
“Infringement Notice” has the meaning set forth in Section 13.2.1.
“Know-How” means all information and know-how, including clinical, technical, scientific, and medical information, practices, techniques, methods, processes, inventions, developments, specifications, formulations, structures, trade secrets, analytical and quality control information and procedures, pharmacological, toxicological, and clinical test data and results, stability data, studies and procedures, and regulatory information.
“Knowledge” has the meaning set forth in Schedule 1.1(b).
“LE Date” means, with respect to each Pfizer Licensor and Company Licensee, respectively, those dates set forth on Schedule 1.1(a).
“Licensed IP” means all (a) Licensed Patent Rights, (b) Licensed Know-How and (c) Third Party IP.
“Licensed Know-How” means all (a) Shared Commercial Product Know-How, (b) Biopharma Know-How, (c) Abandoned/Assigned Patent Know-How, (d) Scheduled Other Know-How, (e) General Know-How, (f) New Know-How (to the extent owned and Controlled by a Pfizer Licensor), (g) Animal Health Commercial Products Know-How, (h) Animal Health Other R&D Products Know-How, (i) Animal Health R&D Molecules Know-How, (j) Antibody A Product Know-How, (k) Anti-Protein X Know-How, (l) Know-How that is included in the Third Party IP, (m) Material A Know-How and (n) Cell Line A Know-How.

“Licensed Patent Rights” means all (a) Shared Commercial Product Patent Rights, (b) Biopharma Patent Rights, (c) Anti-Protein X Patent Rights, (d) Antibody A Product Patent Rights, (e) New Patent Rights (to the extent owned and Controlled by a Pfizer Licensor), (f) Cell Line A Patents Rights and (g) Vaccine Y and Z Patent Rights.
“Licensed Product” means all (a) Abandoned/Assigned Patent Other Products; (b) Abandoned/Assigned Patent Scheduled Products; (c) Animal Health R&D Molecules Products; (d) Antibody A Products; (e) Biopharma Products, (f) Shared Commercial Products, (g) Anti-Protein X Restricted Products, (f) Anti-Protein X Other Products and (h) products that are Covered by, or contain, embody, or incorporate, any Third Party IP that is licensed to a Company Licensee hereunder.
“Master Manufacturing and Supply Agreement” means those certain Master Manufacturing and Supply Agreements entered into by the Parties as of October 1, 2012 (as amended from time to time).
“Material A” means the material Controlled by Pfizer that, from time to time, the Parties identify as, and agree in writing is, Material A.
“Material A Know-How” means, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all Know-How that is embodied in Material A.
“New Antibody A Product IP” means the New Antibody A Product Know-How and the New Antibody A Product Patent Rights.
“New Antibody A Product Know-How” means any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates, or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.4 (excluding the New Antibody A Product Patent Rights).
“New Antibody A Product Patent Rights” means any Patent Rights that Cover any (a) Antibody A Product Know-How (excluding the Antibody A Product Patent Rights that have been filed as of the Effective Date) to the extent such Patent Right is filed by a Company Licensee or any of its Affiliates or (b) any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.4.
“New Anti-Protein X IP” means the New Anti-Protein X Know-How and the New Anti-Protein X Patent Rights.
“New Anti-Protein X Know-How” means any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates, or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.3 (excluding the New Anti-Protein X Patent Rights).
“New Anti-Protein X Patent Rights” means any Patent Rights that Cover any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.3.
“New Biopharma IP” means the New Biopharma Know-How and the New Biopharma Patent Rights.
“New Biopharma Know-How” means any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates, or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.2 (excluding the New Biopharma Patent Rights).
“New Biopharma Patent Rights” means any Patent Rights that Cover any (a) Biopharma Know-How (excluding the Biopharma Patent Rights that have been filed as of the Effective Date) to the extent such Patent Right is filed by a Company Licensee or any of its Affiliates or (b) any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.2.
“New IP” means all (a) New Biopharma IP, (b) New Shared Commercial Product IP, (c) New Anti-Protein X IP and (d) New Antibody A Product IP.
“New Know-How” means all (a) New Biopharma Know-How, (b) New Shared Commercial Product Know-How, (c) New Anti-Protein X Know-How and (d) New Antibody A Product Know-How.
“New Patent Rights” means all (a) New Biopharma Patent Rights, (b) New Shared Commercial Product Patent Rights, (c) New Anti-Protein X Patent Rights and (d) New Antibody A Product Patent Rights.

“New Shared Commercial Product IP” means the New Shared Commercial Product Know-How and the New Shared Commercial Product Patent Rights.
“New Shared Commercial Product Know-How” means any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates, or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.1 (excluding the New Shared Commercial Product Patent Rights and any Know-How used or held for use to manufacture products under any Master Manufacturing and Supply Agreement).
“New Shared Commercial Product Patent Rights” means any Patent Rights (except any Patent Rights used or held for use to manufacture products under any Master Manufacturing and Supply Agreement) that Cover any (a) Shared Commercial Product Know-How (excluding the Shared Commercial Product Patent Rights that have been filed as of the Effective Date) to the extent such Patent Right is filed by a Company Licensee or any of its Affiliates or (b) any Know-How invented or otherwise generated by or on behalf of a Company Licensee, its Affiliates or its Sublicensees in connection with exercising the license granted to such Company Licensee pursuant to Section 2.1.1.
“New York Courts” has the meaning set forth in Section 17.4.2(c).
“Non-Controlling Party” has the meaning set forth in Section 13.2.4.
“Non-Exclusive Licensed Patent Rights” means those Patent Rights for which the Company’s license is non-exclusive, including pursuant to Sections 13.1.3(b) and 13.1.6(c).
“Orange Book Filings” means (a) in the United States, any submissions to the FDA’s publication, entitled Approved Drug Products with Therapeutic Equivalence Evaluations, as may be amended from time to time and any successor publication thereof and (b) outside the United States, any foreign equivalents thereof.
“Paragraph IV Certification” means any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), 21 U.S.C. § 355(j)(2)(A)(vii)(IV), or any comparable Applicable Law (or any amendment or successor statute thereto) in any country or regulatory jurisdiction in the Territory.
“Patent Rights” means all national, regional, and international patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all foreign equivalents thereof.
“Pfizer Field” means all fields other than the Company Field, including the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition in humans.
“Pfizer Licensor” means, with respect to:
(a)each Shared Commercial Product Patent Right, Biopharma Patent Right, and Anti-Protein X Patent Right (excluding, in each case, the New Patent Rights), that member of the Pfizer Group that, from time to time, the Parties identify as, and agree in writing is, the Pfizer Licensor thereof,
(b)any New IP and any Licensed Know-How (excluding the New Know-How) that is licensed hereunder by a Pfizer Licensor, that member of the Pfizer Group that owns such Patent Rights and/or Know-How (as applicable),
(c)any Third Party IP, that member of the Pfizer Group that, from time to time, the Parties identify as, and agree in writing is, the Pfizer Licensor thereof, and
(d)any New IP owned by a Company Licensee, that member of the Pfizer Group identified as the Pfizer Licensor that corresponds to such Company Licensee on Schedule 1.1(a).
“Pfizer Material Indebtedness” means any Indebtedness of Pfizer or of any Person whose Indebtedness Pfizer has guaranteed or for which Pfizer is otherwise obligated that is equal to or in excess of Five Hundred Million U.S. Dollars ($500,000,000).
“Pfizer Submissions” has the meaning set forth in Section 6.2.
“Prosecuting Party” has the meaning set forth in Section 13.1.7.
“Prosecution Activities” has the meaning set forth in Section 13.1.1.
“Receiving Party” has the meaning set forth in Section 7.1.

“Records” has the meaning set forth in Section 4.2.
“Reference Filings” means, with respect to each Pfizer Licensor and Company Licensee, to the extent Controlled by the applicable Party, the INDs, INADs, Regulatory Approval Applications, Regulatory Approvals and any other regulatory filings, submissions, and approvals, including the CMC Information and quality, nonclinical, and clinical information included therein, with respect to the Licensed Products, submitted by or on behalf of such Pfizer Licensor or Company Licensee (as applicable), its respective Affiliates or with respect to such Company Licensee, the Sublicensees, to the applicable Regulatory Authority.
“Regulatory Approval” means the approval, registration, license, or authorization of a Regulatory Authority necessary for the manufacture, distribution, use, promotion and sale of a pharmaceutical or biological product for one or more indications in a country or other regulatory jurisdiction in the Pfizer Field or the Company Field, including approval of New Drug Applications, Biologics License Applications and New Animal Drug Applications (each as defined by Applicable Law) in the United States and Marketing Authorisations (as defined by Applicable Law) in the European Union.
“Regulatory Approval Application” means an application that is submitted to a Regulatory Authority and the approval of which is necessary to obtain Regulatory Approval, including New Drug Applications and New Animal Drug Applications in the United States and Marketing Authorisations in the European Union.
“Regulatory Authority” means any supranational, federal, national, regional, state, provincial, or local regulatory agency, department, bureau, commission, council, or other government entity, that regulates or otherwise exercises authority with respect to manufacturing, research, development, or commercialization of pharmaceutical or biological products in any country or regulatory jurisdiction, including the FDA, USDA and EMA.
“Regulatory Documentation” means any Regulatory Approval Applications, Regulatory Approvals, and other regulatory submissions made by a Party to a Regulatory Authority.
“Regulatory Dossier” has the meaning set forth in Section 6.3.1.
“Request” has the meaning set forth in Section 17.4.1(a).
“Rules” has the meaning set forth in Section 17.4.2(a).
“Scheduled Other Know-How” means, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, any Know-How (excluding all Compound Know-How) that from time to time, the Parties identify as, and agree in writing is, Scheduled Other Know-How.
“Scripps Agreement” means the License Agreement, by and between the Scripps Research Institute and COVX Pharmaceuticals, which was effective as of April 12, 2002 (as amended from time to time).
“Scripps Improvement” has the meaning set forth in Section 2.1.12(b).
“Senior Executives” means those individuals set forth on Schedule 1.1(c) (or an equivalent or successor position thereof), as such position is understood by the Parties as of the Effective Date.
“Shared Commercial Product” means the products that, from time to time, the Parties identify as, and agree in writing are, Shared Commercial Products.
“Shared Commercial Product Know-How” means, for each Shared Commercial Product, any Compound Know-How (excluding any Know-How used or held for use to manufacture products under any Master Manufacturing and Supply Agreement) owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date (a) to the extent used or held for use by the corresponding Company Licensee for such Shared Commercial Product as of such LE Date or (b) that is
New Shared Commercial Product Know-How that relates to such Shared Commercial Product, excluding in each of the foregoing (a) and (b), the Shared Commercial Product Patent Rights.
“Shared Commercial Product Patent Rights” means, for each Shared Commercial Product, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all (a) Patent Rights that, from time to time, the Parties identify as, and agree in writing are, Shared Commercial Product Patent Rights; (b) Patent Rights that Cover any Shared Commercial Product Know-How that relates to such Shared Commercial Product to the extent such Know-How exists as of such LE Date and such Patent Rights are filed by such Pfizer Licensor or any of its Affiliates; (c) the New Shared

Commercial Product Patent Rights that Cover such Shared Commercial Product; (d) divisionals, continuations, and continuations-in-part that claim priority to any Patent Rights described in subsections (a), (b) and (c) to the extent the claims thereof are entirely supported by such Patent Rights; (e) Patent Rights that issue from the patent applications described in subsections (a), (b), (c) and (d); (f) reissues, renewals, extensions, or additions of the Patent Rights described in subsections (a), (b), (c), (d) and (e); and (g) foreign equivalents of the Patent Rights described in subsections (a), (b), (c), (d), (e) and (f), except, in each of the foregoing (a) through (g), any Patent Rights used or held for use to manufacture products under any Master Manufacturing and Supply Agreement.
“Sublicense Agreement” has the meaning set forth in Section 2.2.2.
“Sublicensee” has the meaning set forth in Section 2.2.1.
“Surviving Provisions” has the meaning set forth in Section 16.3.4.
“Term” has the meaning set forth in Section 16.1.
“Territory” means worldwide.
“Third Party” means a Person other than a Party or an Affiliate of a Party.
“Third Party Agreements” means, with respect to Licensed IP, those agreements that, from time to time, the Parties identify as, and agree in writing are, Third Party Agreements, excluding, for clarity, the Master Manufacturing and Supply Agreement.
“Third Party Claim” has the meaning set forth in Section 9.3.1.
“Third Party Infringement” has the meaning set forth in Section 13.2.1.
“Third Party IP” means, to the extent Controlled by the applicable Pfizer Licensor, the Patent Rights and Know-How that are licensed or sublicensed to Pfizer or any of its Affiliates pursuant to the Third Party Agreements.
“Third Party Payments” has the meaning set forth in Section 5.1.
“USDA” means the United States Department of Agriculture and any successor agency thereto.
“Vaccine Y and Z” shall mean the vaccines that, from time to time, the Parties identify as, and agree in writing are, Vaccine Y and Z.
“Vaccine Y and Z Patent Rights” means, to the extent owned and Controlled by the applicable Pfizer Licensor as of such Pfizer Licensor’s LE Date, all (a) Patent Rights that, from time to time, the Parties identify as, and agree in writing are, Vaccine Y and Z Patent Rights; (b) divisionals, continuations, and continuations-in-part that claim priority to any Patent Rights described in subsection (a) to the extent the claims thereof are entirely supported by such Patent Rights; (c) Patent Rights that issue from the patent applications described in subsections (a) and (b); (d) reissues, renewals, extensions, or additions of the Patent Rights described in subsections (a), (b) and (c); and (e) foreign equivalents of the Patent Rights described in subsections (a), (b), (c) and (d).
2. LICENSES
2.1     Licenses to the Company Licensees.
2.1.1     Shared Commercial Product Patent Rights and Shared Commercial Product Know-How. Subject to the terms and conditions of this Agreement, with respect to each Shared Commercial Product, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), exclusive (including as to Pfizer and its Affiliates) license in, to, and under the applicable Shared Commercial Product Patent Rights and Shared Commercial Product Know-How to research, develop, make, have made, use, sell, offer for sale, export and import such Shared Commercial Product solely in the Company Field in the Territory; provided that such license shall not include rights to, and the applicable Company Licensee shall not, use the Shared Commercial Product Patent Rights or Shared Commercial Product Know-How to create, design, or synthesize any Analogs of any compounds included in the Shared Commercial Products or products containing such Analogs.
2.1.2     Biopharma Patent Rights and Biopharma Know-How. Subject to the terms and conditions of this Agreement, with respect to each Biopharma Product, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), exclusive (including as to Pfizer and its Affiliates) license in, to, and under the applicable Biopharma Patent Rights and Biopharma Know-How to research, develop, make, have made, use, sell, offer for sale, export and import such Biopharma Product solely in the Company Field in the Territory; provided that such license shall not include rights to, and the applicable Company Licensee shall not, use the Biopharma Patent Rights or Biopharma Know-How to create, design, or synthesize any Analogs of any compounds included in the Biopharma Products or products containing such Analogs.
2.1.3     Anti-Protein X Patent Rights and Anti-Protein X Know-How.
(a)Anti-Protein X Other Products. Subject to Section 2.1.3(b) and the other terms and conditions of this Agreement, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), non-exclusive license in, to, and under the Anti-Protein X Patent Rights and Anti-Protein X Know-How to research, develop, make, have made, use, sell, offer for sale, export and import the Anti-Protein X Other Products solely in the Company Field in the Territory.
(b)Anti-Protein X Restricted Products.
(i)    The Company shall not, and shall ensure that the Company Licensees and each of their respective Affiliates shall not, research, develop, make, have made, use, sell, offer for sale, import or export (x) the Anti-Protein-X Current Human Product or (y) unless and until Pfizer provides the Company with written notice that an Anti-Protein X Current Product Event has occurred, any of the Anti-Protein X Restricted Products. For purposes of this Section 2.1.3(b), “Anti-Protein X Current Product Event” means (1) the FDA and the EMA have granted Regulatory Approval to Pfizer or any of its Affiliates for the Anti-Protein X Current Human Product in the Pfizer Field or (2) Pfizer provides the Company with written notice that it has terminated all research, development, manufacture and commercialization of the Anti-Protein X Current Human Product (and all foreign equivalents thereof) being, and contemplated to be, conducted by or on behalf of Pfizer and its Affiliates (including research, development, manufacturing and commercialization being conducted by, with or through a Third Party) as determined by Pfizer in its sole discretion.
(ii)    Upon occurrence of an Anti-Protein X Current Product Event, Pfizer shall provide the Company with written notice thereof and upon providing such written notice, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee, a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), license in, to and under the Anti-Protein X Patent Rights and Anti-Protein X Know-How to research, develop, make, have made, use, sell, offer for sale, export and import the Anti-Protein X Restricted Products (including the Anti-Protein X Current Animal Product) solely in the Company Field in the Territory. Such license shall be (1) exclusive (including as to Pfizer and its Affiliates) with respect to the Anti-Protein X Current Animal Product and (2) non-exclusive with respect to the Anti-Protein X Restricted Products (other than the Anti-Protein X Current Animal Product).
2.1.4     Antibody A Product Patent Rights and Antibody A Product Know-How.
(a)Subject to Section 2.1.4(b) and the other terms and conditions of this Agreement, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), exclusive license in, to, and under the Antibody A Product Patent Rights and the Antibody A Product Know-How to research, develop, make, have made, use, sell, offer for sale, export and import Antibody A Products solely in the Company Field in the Territory; provided that such license shall not include rights to, and the applicable Company Licensee shall not, use the Antibody A Product Patent Rights or Antibody A Product Know-How to create, design, or synthesize any Analogs of any compounds in the Antibody A Products or products containing such Analogs.
(b)Notwithstanding Section 2.1.4(a), the Company hereby acknowledges and agrees (on behalf of itself and its Affiliates, including the Company Licensees) that Pfizer has the right (in its sole discretion) to terminate the license granted in Section 2.1.4 with respect to Antibody A Products upon thirty (30) days prior written notice to the Company (“Antibody A Termination Notice”); provided that upon such termination, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), exclusive license in, to, and under the Antibody A Product Patent Rights and the Antibody A Product Know-How to research, develop, make, have made, use, sell, offer for sale, export and import Alternative Antibody A Products solely in the Company Field in the Territory. For purposes of this Section 2.1.4(b), “Alternative Antibody A Product” means any biopharmaceutical product that contains the antibody selected by Pfizer (in its sole discretion) from the antibodies that, from time to time, the Parties identify as, and agree in writing are, the antibodies subject to this provision, which antibody Pfizer shall specify in the Antibody A Termination Notice. Notwithstanding the foregoing, in the event and to the extent that such termination is not permitted by, or must be delayed to comply with, Applicable Law, the Parties shall discuss and mutually agree as to the appropriate mechanism by which to delay or wind-down (as applicable) and, upon Pfizer’s request, transfer to Pfizer or any designated Third Party or Affiliate any activities related to the Antibody A Product.
2.1.5     Abandoned/Assigned Patent Know-How. Subject to the terms and conditions of this Agreement, with respect to each Abandoned/Assigned Patent Right, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), license in, to, and under the corresponding Abandoned/Assigned Patent Know-How to research, develop, make, have made, use, sell, offer for sale, export and import the corresponding Abandoned/Assigned Patent Scheduled Products and the Abandoned/Assigned Patent Other Products solely in the Company Field in the Territory. Such license shall be exclusive (including as to Pfizer and its Affiliates) with respect to the Abandoned/Assigned Patent Scheduled Products and non-exclusive with respect to the Abandoned/Assigned Patent Other Products.
2.1.6     Animal Health Commercial Products Know-How. Subject to the terms and conditions of this Agreement, with respect to each Animal Health Commercial Product (other than any Shared Commercial Products), Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), exclusive (including as to Pfizer and its Affiliates) license in, to, and under the applicable Animal Health Commercial Products Know-How to research, develop, make, have made, use, sell, offer for sale, export and import such Animal Health Commercial Product solely in the Company Field in the Territory.
2.1.7     Animal Health Other R&D Products Know-How. Subject to the terms and conditions of this Agreement, with respect to each Animal Health Other R&D Product, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), exclusive (including as to Pfizer and its Affiliates) license in, to, and under the applicable Animal Health Other R&D Products Know-How to research, develop, make, have made, use, sell, offer for sale, export and import such Animal Health Other R&D Product solely in the Company Field in the Territory.
2.1.8     Animal Health R&D Molecules Know-How. Subject to the terms and conditions of this Agreement, with respect to each Animal Health R&D Molecules Product, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), exclusive (including as to Pfizer and its Affiliates) license in, to, and under the applicable Animal Health R&D Molecules Know-How to research, develop, make, have made, use, sell, offer for sale, export and import such Animal Health R&D Molecules Product solely in the Company Field in the Territory. For clarity, the applicable Company Licensee shall have the right to use the Animal Health R&D Molecules Know-How to create, design, or synthesize any Analogs of any compounds included in the Animal Health R&D Molecules Product or products containing such Analogs.
2.1.9     Scheduled Other Know-How. Subject to the terms and conditions of this Agreement, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), non-exclusive license in, to, and under the Scheduled Other Know-How for all uses solely in the Company Field in the Territory. Pfizer agrees that it shall not, and shall cause each Pfizer Licensor not to, convey, sell, license or otherwise transfer any Scheduled Other Know-How for use in the Company Field to a Third Party until the earlier of (a) three (3) years after the date hereof and (b) termination of the R&D Agreement pursuant to Section 20.2 (other than Section 20.2.1(a) or 20.2.3(a)) and Section 20.3 of the R&D Agreement; provided that the foregoing restriction shall not apply to any conveyance, sale, license or transfer of any Scheduled Other Know-How that is part of a transaction or a series of transactions whereby a material portion of the assets (including any such Scheduled Other Know-How) that is the subject of such transaction or series of transactions is used, held for use or intended to be used in the Pfizer Field.
2.1.10     General Know-How. Subject to the terms and conditions of this Agreement, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), non-exclusive license in, to, and under the General Know-How for all uses solely in the Company Field in the Territory.
2.1.11     Vaccine Y and Z. Subject to the terms and conditions of this Agreement, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), non-exclusive license in, to, and under the Vaccine Y and Z Patent Rights to research, develop, make, have made, use, sell, offer for sale, export and import Vaccine Y and Z solely in the Company Field in the Territory.
2.1.12     Third Party IP.

(a)License. Subject to the terms and conditions of this Agreement (including any restrictions, limitations and obligations that, from time to time, the Parties identify and agree to in writing), Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a sublicense in, to, and under the Third Party IP for those uses that, from time to time, the Parties identify and agree to in writing to the extent that the applicable Pfizer Licensor has the right to grant such rights pursuant to the applicable Third Party Agreement. Unless the Parties otherwise agree in writing from time-to-time, such sublicense shall be royalty-free (excluding, for clarity, Third Party Payments, for which the Company Licensees shall be responsible in accordance with Section 5.1), fully paid-up and sublicensable (subject to Section 2.2).
(b)Right of First Negotiation. During the Term, each Company Licensee shall promptly notify the applicable Pfizer Licensor in writing in the event that it invents or otherwise generates any improvements, modifications, or upgrades to any Third Party IP that are licensed to a Pfizer Licensor pursuant to the Scripps Agreement or any Patent Rights that, from time to time, the Parties identify as, and agree in writing are, the Patent Rights to which this Section shall apply (“Scripps Improvements”). Upon receipt of such written notice from such Company Licensee, the applicable Pfizer Licensor shall have thirty (30) days to notify such Company Licensee that it intends to enter into negotiations with such Company Licensee to be granted exclusive rights with respect thereto. If such Pfizer Licensor does not so notify such Company Licensee in writing within such thirty (30) day period that it intends to enter into negotiations with such Company Licensee, then such Company Licensee shall be permitted to license any Patent Rights or Know-How that it Controls and that relates to the Scripps Improvements to any Third Party on any terms (subject to the terms and conditions of the Scripps Agreement). In the event that such Pfizer Licensor provides such Company Licensee with such a written notice that it intends to enter into negotiations with such Company Licensee, such Pfizer Licensor and such Company Licensee shall enter into good faith negotiations in order to conclude an agreement within ninety (90) days from expiration of the thirty (30) day period described in the foregoing sentence. In the event that such Pfizer Licensor and Company Licensee do not enter into a definitive written agreement within such ninety (90) day period, such Company Licensee may thereafter negotiate with any Third Parties; provided that such Company Licensee and its Affiliates may not enter into such an agreement with any Third Party on terms which, taken as a whole, are substantially identical to, or materially more favorable to such Third Party than, the terms last offered by such Company Licensee to such Pfizer Licensor.
2.1.13     Material A.
(a)Consent to Supplier. Pfizer hereby consents, and shall notify its supplier of Material A as of the Effective Date that it hereby consents, to such supplier supplying Material A to the Company or its designated Affiliate, subject to the terms and conditions agreed upon by such supplier and the Company.
(b)Permitted Uses. Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, sublicensable (subject to Section 2.2), non-exclusive license in, to, and under the Material A Know-How solely to the extent necessary for such Company Licensee to make products using Material A; provided that such products are researched, developed, manufactured, used, sold, offered for sale, imported and exported solely in the Company Field in the Territory. Notwithstanding anything to the contrary, each Company Licensee shall not, and shall ensure that its Affiliates do not, (i) analyze Material A or any component thereof for, or attempt to determine, its chemical composition, or (ii) transfer Material A to any Third Party or otherwise provide a Third Party with access thereto. For clarity, Pfizer and its Affiliates (as applicable) retain all right, title and interest in, to and under Material A and the Material A Know-How and nothing herein shall be construed to transfer to, or create in, the Company or any other Company Licensee any ownership interest in the foregoing.
2.1.14     Cell Line A.
(a)Transfer. If Pfizer has not done so prior to the Effective Date, reasonably promptly following the Company’s written request, Pfizer shall transfer to the Company samples of Cell Line A (as such cell line exists as of the Effective Date) in sufficient quantity (as reasonably determined by Pfizer) to allow the Company or its designated Affiliate to establish a viable quantity thereof solely for purposes of exercising the license set forth in Section 2.1.14(b).
(b)License. Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensee a royalty-free, fully paid-up, non-exclusive license in, to, and under the Cell Line A Patent Rights and Cell Line A Know-How solely to the extent necessary for the Company to (i) use, improve, modify, and create derivatives of Cell Line A to make a viable quantity of Cell Line A solely for use by the Company to the extent such use is expressly permitted hereunder, (ii) use Cell Line A to make intermediates therefrom and convert such intermediates into components of products solely for use in the Company Field to the extent such use is expressly permitted hereunder (the “Cell Line A Derived Components”), and (iii) research, develop, make, have made, use, sell, offer for sale, import and export products that contain the Cell Line A Derived Components solely for the Company Field in the Territory. Notwithstanding anything to the contrary, the Company shall not transfer Cell Line A to any Third Party or otherwise provide any Third Party with access thereto. Pfizer and its Affiliates (as applicable) retain all right, title and interest in, to and under Cell Line A, the Cell Line A Patent Rights and the Cell Line A Know-How and nothing herein shall be construed to transfer to, or create in, the Company or any other Company Licensee any ownership interest in the foregoing.
2.2     Sublicense Rights.
2.2.1     Scope of Sublicenses. Subject to the terms and conditions of this Agreement, the Company Licensees may sublicense the licenses and sublicenses granted pursuant to Section 2.1 to Affiliates and except with respect to the licenses granted under Section 2.1.13 and 2.1.14, Third Parties (each permitted sublicensee, a "Sublicensee"); provided that the Company shall, or shall cause the applicable Company Licensee to, (a) provide Pfizer with reasonable written notice (which shall be provided no less than ten (10) Business Days) prior to granting any such sublicense to a Third Party and such written notice shall identify the applicable Third Party Sublicensee (if any); and (b) upon Pfizer's reasonable written request, provide Pfizer with a list of all Affiliates that are Sublicensees as of the date of the applicable request. Granting a sublicense to a Sublicensee shall not relieve the Company Licensees of any of their obligations hereunder and the Company Licensees shall remain responsible and liable for their Sublicensees' compliance with all of the terms of this Agreement applicable to the Company Licensees, their Affiliates and their Sublicensees. Sublicensees may only grant further sublicenses if the Sublicensee granting, and the Person to whom it is granting, such further sublicense are each Affiliates of the Company Licensee that is granted a license pursuant to Section 2.1 and in the event of such a further sublicense, such Person being granted such sublicense shall be deemed to be a Sublicensee of such Company Licensee hereunder. For clarity, any sublicense granted pursuant to this Section shall be subject to the terms and conditions of any applicable agreements with any Third Parties.
2.2.2     Sublicense Agreements. Each Company Licensee shall, and shall cause each Sublicensee (as applicable) to, enter into a sublicense agreement with each of its Sublicensees (each, a “Sublicense Agreement”). Each Sublicense Agreement shall (a) be in writing if the applicable Sublicensee is a Third Party, (b) be subject to, and consistent with, the terms of this Agreement (including all Encumbrances), (c) preclude assignment of such Sublicense Agreement and sublicensing of the licenses granted under such Sublicense Agreement to any Third Parties without Pfizer’s prior written consent, (d) terminate upon termination of this Agreement in accordance with the terms hereof, and (e) include Pfizer as an intended third party beneficiary with the right to enforce the terms of such Sublicense Agreement.
2.3     Encumbrances. The Company Licensees hereby acknowledge and agree that the licenses and other rights granted to the Company Licensees pursuant to this Agreement include rights to Patent Rights and Know-How that may be subject to the Encumbrances and, accordingly, all of the terms of this Agreement shall be subject to the Encumbrances. The Company Licensees shall, and shall ensure that their Affiliates and Sublicensees, comply with the Encumbrances. If any Pfizer Licensor’s ability to grant the licenses and sublicenses granted pursuant to Section 2.1 requires first satisfying any preconditions, including obtaining a Third Party’s consent, the Parties shall reasonably cooperate to satisfy such preconditions; provided that the Pfizer Licensors and their Affiliates shall not be obligated to breach any applicable agreement or offer to pay, or pay, any money or offer to incur, or incur, any non-monetary obligations to satisfy any such preconditions unless the applicable Company Licensee first agrees in a writing reasonably acceptable to the applicable Pfizer Licensor to pay such consideration and undertake all such obligations on the applicable Pfizer Licensor’s behalf.
2.4     Pfizer Rights and Obligations.
2.4.1     Restrictions on Pfizer. The Pfizer Licensors and their Affiliates shall not have any rights in, to or under any Shared Commercial Product Patent Rights, Biopharma Patent Rights or Antibody A Product Patent Rights to research, develop, make, have made, use, sell, offer for sale, export or import in the Company Field any product that contains any specific compound that (a) is expressly disclosed as embodying the invention to which such Shared Commercial Product Patent Rights, Biopharma Patent Rights or Antibody A Product Patent Rights (as applicable) relate or (b) a Pfizer Licensor or any of its Affiliates obtains or otherwise identifies by analoging any compound described in the foregoing (a).
2.4.2.     New Patent Rights. Subject to the terms and conditions of this Agreement, the Company hereby grants, and shall cause each Company Licensee to grant, to the applicable Pfizer Licensor a royalty-free, fully paid-up, sublicensable, exclusive license in, to and under the New Patent Rights that are owned by such Company Licensee for all uses in the Pfizer Field in the Territory.
2.5     Pfizer Licensors and Company Licensees. To the extent this Agreement sets forth any obligations of any Pfizer Licensor or any Company Licensee, Pfizer and the Company, respectively, shall cause the applicable Pfizer Licensor and Company Licensee to comply with such obligations. Pfizer shall remain responsible and liable for each of the Pfizer Licensor’s, and the Company shall remain responsible and liable for each of the Company Licensee’s, compliance with all of the terms of this Agreement.
2.6     No Implied Licenses and Retained Rights.
2.6.1     General. Each Party reserves its and its Affiliates’ (including, with respect to the Company, all Company Licensees’ and, with respect to Pfizer, all Pfizer Licensors’) rights in, to and under all Intellectual Property that are not expressly licensed hereunder (including, with respect to Pfizer and its Affiliates, all rights to the Licensed IP in the Pfizer Field). Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not and shall not be construed to confer any rights upon either Party or its Affiliates by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ Intellectual Property, except as otherwise expressly set forth herein. Notwithstanding anything to the contrary herein, the Company hereby acknowledges that, with respect to the Licensed IP, each Pfizer Licensor and its Affiliates retain rights to exercise their rights and fulfill their obligations hereunder.
2.6.2     R&D Agreement. For clarity, and notwithstanding anything to the contrary herein, in the event that a Company Licensee would like to create, design, or synthesize any Analogs exercising any rights that are not expressly licensed hereunder, the Company shall have the right to request such rights in accordance with, and subject to, the terms of the R&D Agreement.
3. REGULATORY
3.1     Ownership of Regulatory Documentation. As between the Parties, each Company Licensee shall own, and, subject to this Article 3, shall have the exclusive right to prepare, submit, and maintain, all Regulatory Documentation that it submits to or receives from the Regulatory Authorities following the Effective Date with respect to the Licensed Products in the Company Field in the Territory (to the extent the applicable Company Licensee has rights hereunder with respect thereto). For clarity, as between the Parties, the Pfizer Licensors shall own all other Regulatory Documentation.
3.2     Material Submissions and Correspondence. As between the Parties, each Pfizer Licensor and each Company Licensee shall have the sole right, but not the obligation, to control all regulatory matters with respect to its Licensed Products in its respective field of use in the Territory within the scope of its rights with respect thereto, including the preparation, submission, and maintenance of all regulatory submissions; provided that upon the applicable Pfizer Licensor’s reasonable request:
3.2.1 such Pfizer Licensor shall have the right to participate in all meetings with the Regulatory Authorities to the extent permitted by Applicable Law, and
3.2.2 such Company Licensee shall provide such Pfizer Licensor with a copy of (a) material communications from any Regulatory Authorities reasonably following receipt thereof, and (b) drafts of any material filings (including Regulatory Approval Applications) or responses to and communications with any Regulatory Authorities reasonably prior to submission to allow such Pfizer Licensor an opportunity to review and comment thereon (and such material communications, filings and responses shall be subject to such Pfizer Licensor's prior written approval, not to be unreasonably withheld). Such Pfizer Licensor shall provide any comments with respect to such communications, filings and responses to such Company Licensee as soon as reasonably practicable and such Company Licensee shall incorporate all such comments made by or on behalf of such Pfizer Licensor. In the event of a dispute between such Company Licensee and such Pfizer Licensor regarding such comments, such Pfizer Licensor shall have final decision-making authority. For clarity, such comments may include that submission of a Regulatory Approval Application should be delayed or is not permitted.
3.2.3 For purposes of this Section 3.2, the applicable Pfizer Licensor shall be deemed to have made a reasonable request if, at the time of such request, such Pfizer Licensor or any of its Affiliates is researching, developing, manufacturing or commercializing a compound or product that contains the same compound as the compound that is contained in the applicable Licensed Product.
3.3     Costs and Expenses. The Company Licensees shall be responsible for conducting all regulatory related activities with respect to the Licensed Products for the Company Field in the Territory that it is permitted to conduct hereunder solely at their own cost and expense.

4. RECORDS AND OPERATIONAL AUDIT RIGHTS
4.1     Access to Certain Know-How. Upon a Pfizer Licensor’s request (which request shall be made no more than once per Calendar Quarter), the applicable Company Licensee shall, at its own expense, provide each such Pfizer Licensor with a copy of the Know-How generated during the previous Calendar Quarter with respect to the exercise of the licenses and other rights granted hereunder, and Licensed Products, that, from time to time, the Parties identify as, and agree in writing are, subject to this Section 4.1 (except to the extent such Know-How generated consists solely of improvements, modifications or upgrades to the Scheduled Other Know-How licensed pursuant to Section 2.1.9). Such Know-How shall be provided to such Pfizer Licensor in the format reasonably requested by such Pfizer Licensor in writing. The Parties shall meet to discuss any such results upon such Pfizer Licensor’s reasonable request.
4.2     Records Each Company Licensee shall maintain, and shall ensure that its Affiliates and all Sublicensees maintain, complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by or on behalf of the Company Licensee, its Affiliates, and its Sublicensees during, and in connection with, this Agreement (the "Records"). The Records, including any and all electronic and physical files where such information is contained, shall fully and properly reflect all work done and results achieved in exercising the rights granted hereunder in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in compliance with all Applicable Laws. Without limiting any other rights or remedies hereunder, during the Term and for three (3) years after this Agreement has expired or been terminated in its entirety, upon a Pfizer Licensor's reasonable request to the applicable Company Licensee, such Pfizer Licensor shall have the right to (a) review and copy the Records during normal business hours and (b) obtain access to originals of such Records, each of the foregoing (a) and (b), for patent or regulatory purposes or other legal proceedings or inquiries related to the Company's or any of its Affiliate's or Sublicensee's compliance with the FCPA, its internal compliance policies or any "corporate integrity" or similar agreement with any Governmental Authority to which either Party or its Affiliate is a party.
4.3     Operational Audit Rights. At any time, during the Term and for three (3) years after this Agreement has expired or been terminated in its entirety, during normal business hours and upon reasonable prior notice (which shall be no less than ten (10) Business Days), each Pfizer Licensor may send a reasonable number of qualified representatives of such Pfizer Licensor, its Affiliates, and/or a Third Party reasonably acceptable to the applicable Company Licensee to inspect such Company Licensee's, its Affiliates' and its Sublicensees' facilities used in connection with this Agreement and review the records and operations related to such Company Licensee's, its Affiliates' and its Sublicensees' exercise of their rights and performance of their obligations hereunder to ensure compliance with the terms hereof. Such audits shall occur no more than once per Calendar Year except to the extent that the applicable Pfizer Licensor has a reasonable, good faith belief, or a prior audit demonstrated, that the applicable Company Licensee or any of its Affiliates or Sublicensees failed to comply with any of their obligations hereunder. The applicable Pfizer Licensor shall be responsible for all costs associated with conducting an audit pursuant to this Section, except if such audit demonstrates, or the audit immediately preceding such audit demonstrated, that the applicable Company Licensee, its Affiliates or its Sublicensees failed to comply with any obligations hereunder (and in such circumstances, the applicable Company Licensee shall be responsible for all such costs and expenses). Each Company Licensee shall, and shall cause its Affiliates and its Sublicensees to, reasonably cooperate with any representatives conducting any such audit. Such audits shall be conducted in a manner to minimize interference with such Company Licensee's, its Affiliates' and its Sublicensees' performance of each of their businesses and their rights and obligations under this Agreement. Notwithstanding anything to the contrary in this Section, each Company Licensee may require that, to the extent applicable, (x) the representatives conducting an audit pursuant to this Section be accompanied by such Company Licensee's representatives at all times during any such audit, (y) such representatives do not enter areas of any facility not involved in this Agreement and (z) all such audits are conducted in accordance with the obligations set forth in Article 7.
5. THIRD PARTY PAYMENTS AND OTHER REIMBURSEMENT PROVISIONS
5.1      Third Party Payments. Any and all royalties, sublicense fees, milestones, and other amounts payable to Third Parties attributable to or arising from any Pfizer Licensor’s or its Affiliates’ grant of, or any Company Licensee’s or any of its Affiliate’s or its Sublicensees’ exercise of, the licenses or other rights granted hereunder (collectively, “Third Party Payments”) shall be the sole responsibility of the applicable Company Licensee. The Company Licensees shall pay all Third Party Payments to the applicable Third Parties directly, unless such payments must be made by a Pfizer Licensor or any of its Affiliates pursuant to the applicable agreement with such Pfizer Licensor or its Affiliate or otherwise, in which case, the Parties shall cooperate in good faith to ensure that the Third Party Payments are paid by the Company Licensees to such Pfizer Licensor in a manner that ensures such Pfizer Licensor’s and its Affiliates’ compliance with any obligations that they have to such Third Party.

5.2     Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.
5.3     Financial Records, Audits.
5.3.1     General. Each Party (the “Audited Party”) shall, and shall cause its applicable Affiliates and with respect to the Company, Sublicensees to, maintain complete and accurate records in accordance with GAAP and in sufficient detail to permit the other Party (the “Auditing Party”) to confirm the accuracy of any payments (including Third Party Payments) made or required to be made to the Auditing Party or any of its Affiliates hereunder. During the Term and for three (3) years after this Agreement has expired or been terminated in its entirety, upon written notice to the Audited Party, such Auditing Party shall have the right, at its own expense, using an independent certified public accounting firm (that has been retained on an hourly or flat fee basis and receives no contingency fee or other bounty or bonus fee) selected by the Auditing Party and reasonably acceptable to such Audited Party to audit such Audited Party’s, its Affiliates’, and with respect to the Company, its Sublicensees’ books and records during normal business hours not more than once during any Calendar Year, solely to verify the accuracy of any payments made or required to be made hereunder in respect of any Calendar Year ending not more than three (3) years prior to the date of such notice (provided that such restriction on the number of permitted audits per Calendar Year shall not apply to the extent that (a) the Auditing Party has a reasonable, good faith belief that the Audited Party or any of its Affiliates or with respect to the Company, Sublicensees failed to comply with any of their obligations hereunder or (b) a prior audit demonstrates that the Audited Party or any of its Affiliates or with respect to the Company, Sublicensees (as applicable) failed to comply with any of their obligations hereunder). Each Audited Party shall, and shall cause its Affiliates and with respect to the Company, Sublicensees to, reasonably cooperate with such audit. The independent certified public accounting firm shall prepare a report based on each such audit, a copy of which shall be sent or otherwise provided to the applicable Audited Party at the same time that it is sent or otherwise provided to the applicable Auditing Party, and such report shall contain the conclusions of such accounting firm and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. The opinion of said independent accounting firm in connection therewith shall be binding on the Auditing Party, Audited Party, each of their respective Affiliates, and with respect to the Company, all Sublicensees, other than in the case of manifest error.
5.3.2     Audit Fees and Expenses. Each Auditing Party shall be responsible for any and all fees and expenses it incurs in connection with an audit conducted in accordance with Section 5.3.1; provided that, in the event that such an audit reveals an underpayment by the Audited Party or an overpayment by the Auditing Party and its Affiliates of more than five percent (5%) as to the period subject to such audit, such Audited Party shall reimburse the Auditing Party for its reasonable and documented out-of-pocket costs and expenses of such audit within thirty (30) days of the Auditing Party's invoice therefor.
5.3.3     Payment of Deficiency/Overpayments.
(a)If any audit conducted in accordance with Section 5.3.1 establishes that a Party or any of its Affiliates underpaid any amounts due to the other Party or any of its Affiliates under this Agreement, such Party shall pay such other Party any such deficiency within thirty (30) days of written notice thereof. For the avoidance of doubt, such payment shall be considered a late payment, subject to Section 5.2.
(b)If any audit conducted in accordance with Section 5.3.1 establishes that a Party or any of its Affiliates has overpaid any amounts due to the other Party or any of its Affiliates under this Agreement, such other Party shall, at such Party’s sole discretion, (i) refund the excess payments to such Party within thirty (30) days of receipt of written notice thereof or (ii) offset all such excess payments against any outstanding and future amounts owed to such other Party hereunder.
6. RIGHTS OF REFERENCE
6.1     Company Rights. Upon a Company Licensee’s reasonable written request, the applicable Pfizer Licensor shall, and shall cause its Affiliates to, provide each applicable Regulatory Authority with a letter of authorization that allows such Regulatory Authorities to access such Pfizer Licensor’s and its Affiliates’ Reference Filings submitted as of the Effective Date with respect to the Licensed Products solely to the extent necessary for such Regulatory Authority to approve the INADs, Regulatory Approval Applications and any necessary updates thereto that are submitted by or on behalf of such Company Licensee, its Affiliates or any of its Sublicensees for any Licensed Products in the Company Field in the Territory (to the extent that the applicable Company Licensee, its Affiliates or its Sublicensees has rights hereunder with respect thereto) (collectively, the “Company Submissions”).

6.2     Pfizer Rights. Upon a Pfizer Licensor’s reasonable written request, the applicable Company Licensee shall, and shall cause its Affiliates and its Sublicensees to, provide each applicable Regulatory Authority with a letter of authorization that allows such Regulatory Authorities to access such Company Licensee’s, its Affiliates’ and its Sublicensees’ Reference Filings with respect to the Licensed Products solely to the extent necessary for such Regulatory Authority to approve the INDs, Regulatory Approval Applications and any necessary updates thereto that are submitted by or on behalf of such Pfizer Licensor or its Affiliates (including, for clarity, submissions made by, with or through a Third Party) for any Licensed Products in the Pfizer Field in the Territory (to the extent that the applicable Pfizer Licensor or its Affiliates has rights with respect thereto) (collectively, the “Pfizer Submissions”).
6.3     No Reference Filing.
6.3.1 In the event that the Pfizer Licensors and their Affiliates, or the Company Licensees, their Affiliates and their Sublicensees, (as applicable) have not submitted a Reference Filing as described in Sections 6.1 or 6.2 (as applicable) to the applicable Regulatory Authorities, but have submitted such a Reference Filing to another Regulatory Authority, such Pfizer Licensor or Company Licensee (as applicable) or its applicable Affiliate shall prepare and if allowable by Applicable Law, submit a proprietary dossier of the CMC Information and quality, nonclinical and clinical information to the extent Controlled by the applicable Party (the “Regulatory Dossier”) to the applicable Regulatory Authority to the extent necessary for such Regulatory Authority to approve, with respect to a Company Licensee, the Company Submissions and, with respect to a Pfizer Licensor, the Pfizer Submissions (each of a Pfizer Licensor and a Company Licensee, a “Filing Party”); provided that, if a Company Licensee is a Filing Party, the applicable Reference Filing has been submitted, and the information contained in the Regulatory Dossier exists, as of the Effective Date.
6.3.2 If submission of a Regulatory Dossier as described in Section 6.3.1 is not permitted by Applicable Law, then the Filing Party will provide the applicable Pfizer Licensor (if the Filing Party is a Company Licensee) or the applicable Company Licensee (if the Filing Party is a Pfizer Licensor) (such Pfizer Licensor and Company Licensee, the “Dossier Controlling Party”) with a copy of the Regulatory Dossier solely for disclosure to the applicable Regulatory Authorities to the extent necessary for the applicable Regulatory Authorities to approve, with respect to a Company Licensee, the Company Submissions and, with respect to a Pfizer Licensor, the Pfizer Submissions. For clarity, the Dossier Controlling Party shall ensure that the Regulatory Dossier is disclosed to the Regulatory Authorities without any modifications except for translations to the local language required by Applicable Law.
6.3.3 Notwithstanding anything to the contrary in this Section 6.3, in the event that a Dossier Controlling Party has a reasonable, good faith belief that the Regulatory Authority to whom the applicable Regulatory Dossier will be disclosed will not maintain the confidentiality of any Confidential Information of the Dossier Controlling Party, the Dossier Controlling Party shall notify the other Party and (a) the Parties shall promptly discuss how to address such issue and (b) in no event will such Confidential Information be disclosed to the applicable Regulatory Authority against the reasonable, good faith objection of the Dossier Controlling Party.
6.4     Confidentiality. Any information disclosed pursuant to this Article 6 shall be subject to Article 7.
7. CONFIDENTIALITY
7.1     Definition. “Confidential Information” shall mean all Know-How, business or financial information, research and development activities, product and marketing plans, and customer and supplier information and all other confidential or proprietary information furnished by or on behalf of one Party or any of its Affiliates (including, with respect to Pfizer, the Pfizer Licensors and their Affiliates and, with respect to the Company, the Company Licensees, their Affiliates and Sublicensees) or its or their respective directors, officers, employees, agents, accountants, counsel or other advisors or representatives (each, a “Disclosing Party”) to the other Party, any of its Affiliates (including, for clarity, with respect to Pfizer, the Pfizer Licensors and their Affiliates and, with respect to the Company, the Company Licensees, their Affiliates and Sublicensees) or its or their respective directors, officers, employees, agents, accountants, counsel or other advisors or representatives (each, a “Receiving Party”) in connection with this Agreement, whether disclosed or provided prior to or after the Effective Date and whether provided orally, visually, electronically, or in writing. Notwithstanding the foregoing, Confidential Information, with respect to a Disclosing Party, shall not include:
7.1.1 information that is or becomes publicly known through no breach of this Agreement by the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives;
7.1.2 information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Confidential Information from the Disclosing Party (before or after the Effective Date); provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any of its Affiliates; and
7.1.3 information that becomes available to the Receiving Party or its Affiliates following the Effective Date on a non-confidential basis from a Third Party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party; provided that, in each of the foregoing Sections 7.1.1 through 7.1.3, such information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Receiving Party’s possession, and no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Receiving Party’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Receiving Party’s possession without the use of or access to Confidential Information.
7.2     General Obligations. The Receiving Party shall protect all Confidential Information of the Disclosing Party (including the Licensed Know-How) against unauthorized uses and disclosures, and disclose to Third Parties, using the same degree of care as the Receiving Party uses with respect to its own similar information (which in no event shall be less than a reasonable degree of care); provided that, notwithstanding anything to the contrary herein, the Company Licensees shall keep strictly confidential, and shall not disclose to any Person, the Confidential Information that, from time to time, the Parties identify as, and agree in writing is, Confidential Information that shall be keep strictly confidential.
7.3     Disclosures to Sublicensees. Each Company Licensee shall be permitted to disclose Pfizer’s Confidential Information to Sublicensees (subject to Sections 2.2 and 7.2) to the extent reasonably necessary for such Company Licensee to exercise any sublicense rights that it has been granted hereunder; provided that such Sublicensees shall be subject to written obligations of confidentiality and restrictions on permitted use at least equivalent in scope to those set forth in this Article 7 and the Company shall be liable for any failure by any such Sublicensees to comply with the terms hereof.
7.4     Disclosure to Intellectual Property Offices, Regulatory Authorities. A Receiving Party may disclose Confidential Information of the Disclosing Party to (a) patent authorities to obtain or maintain Patent Rights to the extent such Receiving Party is expressly permitted to obtain or maintain such Patent Rights under this Agreement and (b) Regulatory Authorities to obtain or maintain any approval to conduct clinical trials or Regulatory Approvals with respect to a Licensed Product; provided that, with respect to the foregoing (a) and (b), such disclosure may be made only to the extent reasonably necessary to obtain or maintain such Patent Rights or obtain or maintain such approvals or Regulatory Approvals (as applicable) and the Receiving Party shall provide the Disclosing Party with written notice of such disclosure.
7.5     Disclosures Required By Law. In the event that the Receiving Party or any of its Affiliates either determines on the advice of its counsel that it is required to disclose any Confidential Information of the Disclosing Party pursuant to Applicable Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party (or any of its Affiliates) that is subject to the confidentiality obligations hereof, the Receiving Party shall notify the Disclosing Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Confidential Information) requested by the Disclosing Party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Confidential Information of the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent required by such Applicable Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the Disclosing Party, to the extent legally permissible, upon request with a copy of the Confidential Information so disclosed.
7.6     erms of this Agreement. The terms of this Agreement are deemed to be Confidential Information of each Party and shall be subject to the confidentiality obligations set forth in this Article 7; provided that each Party shall be permitted to disclose the terms of this Agreement to the extent reasonably necessary in connection with a potential or actual financing or assignment or sale of the business or assets related to this Agreement to the extent permitted hereunder; provided further that such Persons shall be subject to obligations of confidentiality and non-use (whether in writing or by operation of law) with respect thereto and the Party disclosing such Confidential Information shall be liable for any failure by any such Persons to comply with the confidentiality provisions hereof.
8. REPRESENTATIONS AND WARRANTIES; COVENANTS
8.1     Representations and Warranties. Except as otherwise set forth on Schedule 8.1, Pfizer (on behalf of itself and the Pfizer Licensors) and the Company (on behalf of itself and the Company Licensees) makes the representations and warranties set forth in this Section 8.1 to the other Party as of the Effective Date.

8.1.1 It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. It has full corporate power and authority to execute, deliver, and perform under this Agreement.
8.1.2 This Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by Applicable Laws).
8.1.3 All consents, approvals, and authorizations from all Governmental Authorities required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.
8.2     Disclaimer of Representations and Warranties.
8.2.1 EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, ABSENCE OR SCOPE OF ANY ENCUMBRANCES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. ALL KNOW-HOW PROVIDED BY PFIZER OR ITS AFFILIATES OR THE COMPANY OR ITS AFFILIATES OR SUBLICENSEES IS MADE AVAILABLE ON AN "AS IS" BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS, REGULATIONS, OR ANY OTHER APPLICABLE LAW, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.
8.2.2 THE COMPANY HEREBY ACKNOWLEDGES AND AGREES (ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE COMPANY LICENSEES) THAT THE CONTENTS OF MATERIAL A AND CELL LINE A ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY, MAY HAVE UNKNOWN CHARACTERISTICS, AND ARE NOT TO BE ADMINISTERED IN HUMANS IN ANY MANNER OR FORM. THE COMPANY SHALL, AND SHALL CAUSE ITS AFFILIATES AND SUBLICENSEES TO, USE PRUDENCE AND REASONABLE CARE IN THE USE, HANDLING, STORAGE, TRANSPORTATION, DISPOSITION, AND CONTAINMENT OF MATERIAL A AND CELL LINE A. ANY COMPOUNDS, MATERIALS, INFORMATION AND DATA PROVIDED BY PFIZER OR ITS AFFILIATES TO THE COMPANY OR ITS AFFILIATES OR GENERATED BY THE COMPANY, ITS AFFILIATES OR ITS SUBLICENSEES ARE MADE AVAILABLE FOR THE COMPANY, ITS AFFILIATES AND ITS SUBLICENSEES IN CONNECTION WITH THIS AGREEMENT ON AN "AS IS" BASIS, WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS, REGULATIONS, OR ANY OTHER APPLICABLE LAW, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.
8.3     Compliance with Laws. Each Party shall comply, and shall cause its Affiliates (including, with respect to the Company, the Company Licensees and their Affiliates and, with respect to Pfizer, the Pfizer Licensors and their Affiliates) and with respect to the Company, all Sublicensees to comply, with all Applicable Laws in performing its and their obligations and exercising its and their rights pursuant to this Agreement.
8.4     FCPA.
8.4.1 With respect to the performance of its obligations hereunder and without limiting the generality of Section 8.3, each Party shall comply, and shall cause its Affiliates (including, with respect to Pfizer, the Pfizer Licensors and their Affiliates and, with respect to the Company, the Company Licensees and their Affiliates) to comply, with the United States Foreign Corrupt Practices Act of 1977 (as modified or amended and equivalent laws through the world, including the UK Bribery Act 2010) (the “FCPA”). Each Party represents and warrants (on behalf of itself and its Affiliates) to the other that, with respect to the performance of its and their respective obligations under this Agreement, it and they have not, and will not, directly or indirectly, offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence any Government Official, nor offer, pay, request, or accept bribes on behalf of the other Party or any of its Affiliates in order to gain an improper business advantage and will not accept in the future, such a payment or transfer.
8.4.2 Each Party represents, on behalf of itself and its Affiliates (including, with respect to Pfizer, the Pfizer Licensors and their Affiliates and, with respect to the Company, the Company Licensees and their Affiliates), that, to the best of its knowledge, no Government or Government Official is the beneficial owner of five percent (5%) or more of its or its Affiliates’ securities and undertakes to inform the other Party in good faith (a) if the Party becomes aware, through an SEC Schedule 13D filing or otherwise, that a Government or Government Official has become the beneficial owner of five percent (5%) or more of its or its Affiliates’ securities or (b) if a Government or Government Official comes into a position of authority within its or its Affiliates’ structure that includes influence over decisions with respect to its or its Affiliates’ business or any products, payments or services provided under this Agreement. As used in this Section 8.4, “Government Official” means: (v) any elected or appointed government official (e.g., a member of a ministry of health), (w) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (x) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (y) an employee or person acting for or on behalf of a public international organization, or (z) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-United States governments (i.e., local, regional, or national and administrative, legislative, or executive). Each Party will, and will cause its Affiliates to, update the covenant in this Section 8.4 if it or any of its employees becomes a Government Official or if a Government or Government Official becomes an owner of such Party or one or more of its Affiliates.
8.4.3 Each Party has in effect, and will maintain and enforce, a compliance and ethics program designed to prevent and detect violations of applicable anti-corruption laws throughout its operations (including Affiliates’ operations) and the operations of its contractors, sub-contractors and Sublicensees that have responsibility for the Party’s business or any products, payments or services provided hereunder.
8.4.4 Each Party has in effect, and will maintain and enforce, a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to its and its Affiliates’ business or any products, payments or services provided hereunder.
9. INDEMNIFICATION
9.1     Indemnification. Except as provided in Section 9.2, each Party shall indemnify, defend and hold harmless each of the other Party, its Affiliates and its and their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Indemnitees”) from and against any and all Losses of the Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien): (a) the research, development, manufacture, use, sale, offer for sale, import or export following the Effective Date of Licensed Products, Material A, Cell Line A, Cell Line A Derived Components, or any products related to Material A, Cell Line A or Cell Line A Derived Components by such Party, its Affiliates or with respect to the Company, any of its Sublicensees, (b) such Party’s, its Affiliates’ or with respect to the Company, any of its Sublicensees’ (as applicable) exercise of any of its rights or performance of its obligations pursuant to the terms hereof (including for clarity, Section 2.3), (c) any personal injuries, death and/or property damages (including Losses associated with damage, disease or illness to livestock, or resulting from exposure or contact (through physical proximity, consumption or otherwise) to such livestock) resulting from the use of any Licensed Product, Material A or Cell Line A of such Party, any of its Affiliates or with respect to the Company, its Sublicensees, following the Effective Date, (d) the fraud, gross negligence, or willful misconduct of such Party, its Affiliates or with respect to the Company, its Sublicensees (as applicable) following the Effective Date, or (e) breach by such Party, its Affiliates or with respect to the Company, any of its Sublicensees (as applicable) of any provision of this Agreement, except to the extent any of the foregoing (a) through (e) was caused by any of the other Party’s Indemnitees’ fraud, gross negligence, or willful misconduct following the Effective Date or any Action for which the other Party has an obligation to indemnify such Party pursuant to this Section.
9.2     Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
9.2.1 The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article 9 will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Indemnitee will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
9.2.2 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.
9.2.3 Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Pfizer Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. Any Indemnity Payment made by Pfizer shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.
9.3     rocedures for Indemnification of Third Party Claims.
9.3.1 If an Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental Authority) of any claim or of the commencement by any such Third Party of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 9.1, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 9.3 shall not relieve the related Indemnifying Party of its obligations under this Article 9, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.
9.3.2 An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 9.3.1 (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (a) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (b) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.
9.3.3 If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 9.3.2, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.
9.3.4 Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 9.3.2 above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
9.3.5 In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (a) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (b) to ascribe any fault on any Indemnitee in connection with such defense.
9.3.6 Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.
9.4     Additional Matters.
9.4.1 Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.
9.4.2 In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
9.4.3 In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.
9.5     Remedies Cumulative. The remedies provided in this Article 9 shall be cumulative and, subject to the provisions of Section 17.4, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party
9.6     Survival of Indemnities. The indemnity contained in this Article 9 shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee; and (b) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each Party and their respective Indemnitees under this Article 9 shall survive the termination of any license granted hereunder.
9.7     Intellectual Property. Notwithstanding the foregoing Sections 9.1 through 9.6, in the event and to the extent that any Third Party Claim relates to or may affect or otherwise impair either Party’s or a Third Party’s ownership of or rights in or the validity or enforceability of or rights to use Intellectual Property hereunder, the prosecution and defense of such aspects of such Third Party Claim shall be governed by Article 12 and Article 13 to the extent that such Article addresses such prosecution or defense.
10. LIMITATIONS ON LIABILITY
10.1     Consequential Damages Waiver. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES (INCLUDING WITH RESPECT TO THE COMPANY, ANY COMPANY LICENSEES OR ANY OF THEIR AFFILIATES AND WITH RESPECT TO PFIZER, ANY PFIZER LICENSORS OR ANY OF THEIR AFFILIATES) BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT THE OTHER PARTY OR AN AFFILIATE OF THE OTHER PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE 10.
11. INSURANCE
11.1     Obligations to Maintain Insurance. The Company shall maintain during the Term and for five (5) years after termination or expiration of this Agreement, commercial general liability insurance from a minimum "A-" AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage that, from time to time, the Parties identify, and agree in writing. The Company has the right to provide the total coverage required by any combination of primary and umbrella/excess coverage. Each such insurance policy shall name Pfizer and its Affiliates as additional insured and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. The Company shall be responsible for its own deductibles or retentions. For clarity, the minimum level of insurance set forth herein shall not be construed to create a limit on the Company's liability hereunder.

11.2     Policy Notification. The Company shall provide Pfizer with original certificates of insurance (which, for clarity, may be provided in electronic form) evidencing the insurance requirements set forth in Section 11.1 (a) prior to execution by both Parties of this Agreement, and (b) on an annual basis. Pfizer shall be provided at least thirty (30) days (ten (10) days in the case of cancellation for non-payment of premium) written notice prior to cancellation, termination, or any material change to restrict the coverage or reduce the limits afforded.
12. INTELLECTUAL PROPERTY RIGHTS
12.1     Ownership of Licensed IP and New Patent Rights.
12.1.1     Licensed IP. Subject to Section 12.1.2, as between the Pfizer Licensors and the Company Licensees, the Pfizer Licensors shall own and retain all right, title, and interest in, to, and under all Licensed IP (excluding the New IP, which is subject to Section 12.1.2), Material A, and Cell Line A.
12.1.2     New Patent Rights. Notwithstanding Section 12.1.1, as between the Pfizer Licensors and the Company Licensees, (a) a Company Licensee shall own and retain all right, title, and interest in, to, and under all New IP that relates exclusively to the Company Field, and (b) a Pfizer Licensor shall own and retain all right, title and interest in, to and under all other New IP.
12.1.3     Assignment. In the event that any Pfizer Licensor or Company Licensee (as applicable), or any of its Affiliates or Sublicensees, has been assigned or otherwise obtains or has ownership of any Licensed IP, any other New IP, Material A or Cell Line A in contravention of Section 12.1.1 or 12.1.2 (as applicable) or the other terms hereof, such Pfizer Licensor or Company Licensee (as applicable) hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the applicable Company Licensee or Pfizer Licensor its entire right, title, and interest in, to, and under such Patent Rights, Know-How, Material A and Cell Line A and hereby waives, and shall cause its Affiliates and Sublicensees to waive, any ownership in the foregoing if such assignment does not take effect immediately for any reason. Each Pfizer Licensor and Company Licensee (as applicable) shall, and shall cause its applicable Affiliates and Sublicensees to, execute any and all assignments and other documents necessary to perfect or record the applicable Pfizer Licensor's or Company Licensee's (or if specified by such Pfizer Licensor or Company Licensee, its Affiliate's) right, title, and interest in, to, and under such Patent Rights, such Know-How, Material A and Cell Line A. Each Pfizer Licensor and Company Licensee further agrees to execute, and cause its applicable Affiliates and Sublicensees to execute, all further documents and assignments and do all such further things as may be necessary to perfect the applicable Pfizer Licensor's or Company Licensee's (as applicable) (or if specified by such Pfizer Licensor or Company License, its Affiliate's) title to such Patent Rights, such Know-How, Material A and Cell Line A or to register the applicable Pfizer Licensor or Company Licensee (as applicable) (or if specified by such Pfizer Licensor or Company Licensee, its Affiliate) as the exclusive owner of any applicable registrable rights.
13. PROSECUTION AND MAINTENANCE
13.1     Patent Filing, Prosecution, and Maintenance.
13.1.1     Licensed Patent Rights. As between the Parties and, subject to Section 13.1.4, the Pfizer Licensors shall have the sole right and authority (but not the obligation) to prepare, file, prosecute (including conduct any oppositions, interferences, reissue proceedings, reexaminations, and post-grant proceedings), and maintain (such activities, the “Prosecution Activities”) the Licensed Patent Rights, in any country or regulatory jurisdiction in the Territory. For purposes of this Agreement, the Prosecution Activities shall include the right to determine whether or not to file an application for Patent Rights on any Licensed IP. Notwithstanding the foregoing, in the event that a Company Licensee would like to file new applications for the New Patent Rights that a Pfizer Licensor owns in accordance with Section 12.1.2(b), such Company Licensee shall notify such Pfizer Licensor in writing and such Company Licensee and such Pfizer Licensor shall discuss an appropriate mechanism for filing and prosecuting such Patent Rights (subject to such Pfizer Licensor’s consent with respect thereto, not to be unreasonably withheld or delayed).
13.1.2     New Patent Rights Owned by the Company Licensees. As between the Parties, upon providing its corresponding Pfizer Licensor with written notice, each Company Licensee shall have the sole right and authority (but not the obligation) to file new applications for the New Patent Rights that such Company Licensee owns in accordance with Section 12.1.2(a) in the Territory and conduct all other Prosecution Activities with respect thereto; provided that, such Company Licensee shall provide notice to such Pfizer Licensor thirty (30) days prior to the filing of any such new application and (a) after a request by and consultation with such Pfizer Licensor, such Company Licensee shall modify the scope or delay the filing (as applicable) of any such New Patent Rights (as applicable) if such Pfizer Licensor believes, in its good faith, sole discretion, that the requested scope of such New Patent Rights or timing proposed by such Company Licensee may adversely affect Patent Rights (including Patent Rights that have not been filed) that relate to research, development, manufacture or commercialization being conducted by or on behalf of any Pfizer Licensor or its Affiliates (including by, with or through a

Third Party) and (b) with respect to New Anti-Protein X Patent Rights and New Antibody A Product Patent Rights, upon the reasonable request of a Pfizer Licensor, the applicable Company Licensee shall provide such Pfizer Licensor with a copy of any material communications from, and drafts of any material filings or responses to, the patent authorities in the applicable countries or regulatory jurisdictions, regarding such Patent Rights, reasonably prior to submission thereof to such patent authorities to allow such Pfizer Licensor an opportunity to review and comment thereon. With respect to the foregoing (b), such Pfizer Licensor shall provide any comments with respect to such communications, filings and responses to such Company Licensee as soon as reasonably practicable and such Company Licensee shall reasonably consider and incorporate all such comments made by or on behalf of such Pfizer Licensor, unless the Company Licensee reasonably believes that such comments may materially adversely impact the Prosecution Activities for the applicable Patent Right.
13.1.3     Costs and Expenses.
(a)As between the Parties, (i) for any Exclusive Licensed Patent Rights or Assigned Patent Rights in the Territory that do not relate solely to the Company Field, each Company Licensee shall be responsible for fifty percent (50%) of all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of the applicable Pfizer Licensor or Company Licensee and its respective Affiliates in connection with the Prosecution Activities therefor (and, for clarity, such Pfizer Licensor shall be responsible for the remaining fifty percent (50%) of such costs and expenses), (ii) for any Exclusive Licensed Patent Rights or Assigned Patent Rights in the Territory that relate solely to the Company Field, each Company Licensee shall be responsible for one hundred percent (100%) of all reasonable costs and expenses (including all out-of-pocket costs and expenses and FTE Costs) actually incurred by or on behalf of the applicable Pfizer Licensor or Company Licensee and its respective Affiliates in connection with the Prosecution Activities therefor and (iii) each Company Licensee shall be responsible for all costs and expenses actually incurred by or on behalf of such Company Licensee and its Affiliates in connection with the Prosecution Activities for any New Patent Rights that such Company Licensee owns in accordance with Section 12.1.2(a).
(b)Notwithstanding the foregoing Section 13.1.3(a) and subject to Section 13.1.6(c), the Company Licensees shall have the right to cease paying or refuse to pay any costs and expenses incurred in connection with the Prosecution Activities for any Exclusive Licensed Patent Rights or Assigned Patent Rights by providing the applicable Pfizer Licensor with written notice thereof (and following the date of such written notice, the applicable Company Licensee shall no longer be obligated to pay such costs and expenses for such Patent Right); provided that, as of the date of such notice, (i) any such Exclusive Licensed Patent Rights shall be deemed to be Non-Exclusive Licensed Patent Rights for purposes of this Agreement, (ii) the license granted to the applicable Company Licensee with respect to such Exclusive Licensed Patent Rights pursuant to Section 2.1 shall convert to a non-exclusive license, and (iii) such Pfizer Licensor shall have the right to continue prosecution and maintenance at its sole discretion and expense pursuant to Section 13.1.6(c), or forego prosecution and maintenance of, and abandon, the applicable Patent Rights or if the applicable Pfizer Licensor has delegated the Prosecution Activities for or assigned the applicable Exclusive Licensed Patent Right to such Company Licensee in accordance with Section 13.1.6 prior to the date of such Pfizer Licensor’s notice, such Pfizer Licensor shall have the right to direct the applicable Company Licensee to forego prosecution and maintenance of, and abandon, the applicable Patent Rights.
(c)Notwithstanding the foregoing Section 13.1.3(a), a Pfizer Licensor may, at any time, decide to forego paying for any costs or expenses of the Prosecution Activities of any Exclusive Licensed Patent Rights for which the Prosecution Activities have been delegated to a Company Licensee or that have become Assigned Patent Rights in accordance with Section 13.1.6; provided that such Company Licensee agrees to assume all such costs and expenses by promptly providing such Pfizer Licensor with written notice thereof (which shall be provided within no less than ten (10) Business Days of the notice from such Pfizer Licensor specifying that it has decided to forego paying for such costs and expenses), and following the date of such notice, such Pfizer Licensor shall no longer be obligated to pay such costs and expenses. For clarity, such Company Licensee shall have the right to refuse to assume such costs and expenses in accordance with Section 13.1.3(b); provided that such Company Licensee promptly provides such Pfizer Licensor with written notice thereof no less than ten (10) Business Days of the notice from such Pfizer Licensor specifying that it has decided to forego paying for such costs and expenses.
13.1.4     Prosecution Requests. Each Pfizer Licensor shall reasonably consider any request by the applicable Company Licensee that such Pfizer Licensor or any of its Affiliates file or continue to prosecute any Exclusive Licensed Patent Rights in a specific country or regulatory jurisdiction in the Territory; provided that such Pfizer Licensor may grant such request in its sole discretion and, in all instances, shall have the right, after consultation with such Company Licensee, to modify the scope or delay the filing of any such Patent Right requested by such Company Licensee if, in its good faith, sole discretion, such Pfizer Licensor believes the requested scope of the Patent Right or timing proposed by such Company Licensee may adversely affect Patent Rights (including Patent Rights that have not been filed) that relate to research, development, manufacture or commercialization being conducted by or on behalf of Pfizer or its Affiliates (including by, with or through a Third Party).
13.1.5     Material Communications.
(a)With respect to Exclusive Licensed Patent Rights, the applicable Pfizer Licensor shall provide the applicable Company Licensee with a copy of any material communications from, and drafts of any material filings or responses to, the patent authorities in the applicable countries or regulatory jurisdictions, regarding such Patent Rights, reasonably prior to submission thereof to allow such Company Licensee an opportunity to review and comment thereon (and such Pfizer Licensor shall reasonably consider any such comments made by or on behalf of such Company Licensee, subject to such Pfizer Licensor's final decision-making authority).
(b)    With respect to New Patent Rights that are owned by a Company Licensee in accordance with Section 12.1.2(a), such Company Licensee shall provide its corresponding Pfizer Licensor with a copy of any material communications from, and drafts of any material filings or responses to, the patent authorities in the applicable countries or regulatory jurisdictions, regarding such Patent Rights, reasonably prior to submission thereof to allow such Pfizer Licensor an opportunity to review and comment thereon (and such material communications, filings and responses shall be subject to such Pfizer Licensor’s approval, not to be unreasonably withheld). Such Pfizer Licensor shall provide any comments with respect to such communications, filings and responses to such Company Licensee as soon as reasonably practicable and such Company Licensee shall incorporate all such comments made by such Pfizer Licensor. In the event of a dispute between such Company Licensee and such Pfizer Licensor regarding such comments, such Pfizer Licensor shall have final decision-making authority.
13.1.6     Delegation of Prosecution Activities and Assignment of Patent Rights. Upon written notice to the applicable Company Licensee, each Pfizer Licensor shall have the right to (in its sole discretion) delegate Prosecution Activities for, or assign, the Exclusive Licensed Patent Rights, to such Company Licensee in accordance with this Section 13.1.6. For clarity, and notwithstanding anything to the contrary, such Pfizer Licensor shall have the right to abandon any patent application in its sole discretion without delegating or assigning such patent application and shall not be obligated to pay any further costs or expenses, if it has obtained allowance or grant of another patent in the relevant country or regulatory jurisdiction Covering the relevant Licensed Product or has another patent application pending in such country or regulatory jurisdiction in which such coverage will be pursued.
(a)    If the applicable Pfizer Licensor delegates to the applicable Company Licensee its rights and obligations to conduct the Prosecution Activities with respect to any Exclusive Licensed Patent Rights in accordance with this Section 13.1.6, such Company Licensee shall perform such activities on such Pfizer Licensor's behalf (including by using an in-house counsel or outside counsel reasonably acceptable to such Pfizer Licensor). Following such a delegation, such Company Licensee shall provide such Pfizer Licensor with a copy of any material communications from, and drafts of any material communications, filings or responses to, the patent authorities in the applicable countries or regulatory jurisdictions, regarding such Patent Rights, reasonably prior to submission to allow such Pfizer Licensor an opportunity to review and comment thereon. Such Company Licensee shall incorporate all such comments made by or on behalf of such Pfizer Licensor. In the event of a dispute between such Pfizer Licensor and such Company Licensee regarding such comments, such Pfizer Licensor shall have final decision-making authority.
(b)    If the applicable Pfizer Licensor assigns any Exclusive Licensed Patent Rights to the applicable Company Licensee (any such assigned Patent Rights, the “Assigned Patent Rights”), (i) such Patent Rights shall no longer be Shared Commercial Product Patent Rights, Biopharma Patent Rights, Anti-Protein X Patent Rights or Antibody A Product Patent Rights (as applicable) hereunder; provided that pharmaceutical products that are Covered by such Patent Rights shall continue to be Licensed Products as if such pharmaceutical products would have been Licensed Products had such assignment not occurred and all obligations of such Company Licensee hereunder with respect to such Licensed Product shall continue and (ii) such Company Licensee hereby grants such Pfizer Licensor a license to such Assigned Patent Rights, which license shall be exclusive (including as to such Company Licensee and its Affiliates) for all uses in the Pfizer Field and the Company Field (excluding those uses within the scope of such Company Licensee’s exclusive license granted pursuant to Section 2.1) throughout the Territory.

(c)    If, following any such delegation of Prosecution Activities for, or assignment of, Exclusive Licensed Patent Rights, the applicable Company Licensee elects to forego prosecution or maintenance of such Patent Rights (including because such Company Licensee no longer would like to pay the costs and expenses associated therewith), such Company Licensee shall provide the applicable Pfizer Licensor written notice of such determination at least forty-five (45) days before any deadline for taking action to avoid abandonment (or other loss of rights) and such Pfizer Licensor shall have the right to (A) continue prosecution and maintenance at its sole discretion and expense, (B) direct such Company Licensee to forego prosecution or maintenance of such Patents Rights and/or (C) with respect to the Assigned Patent Rights, be assigned such Company Licensee’s entire right, title and interest in, to and under the applicable Patent Right. In the event that an Assigned Patent Right is assigned to such Pfizer Licensor pursuant to the foregoing sentence, such Company Licensee shall be granted a license that is commensurate in scope with the license granted pursuant to Section 2.1, except (X) that such license shall be non-exclusive and the applicable Patent Right shall be deemed to be a Non-Exclusive Licensed Patent Right and (Y) pharmaceutical products that are Covered by such Patent Right shall continue to be Licensed Products if such pharmaceutical products would have been Licensed Products had such assignment not occurred and all obligations of such Company Licensee hereunder with respect to such Licensed Product shall continue.
13.1.7     Cooperation in Prosecution Activities. Upon the request of the Party that is responsible for the Prosecution Activities in accordance with this Section 13.1 (the "Prosecuting Party"), the other Party shall provide such Prosecuting Party with reasonable assistance and cooperation with respect to such Prosecution Activities of the Licensed IP, including providing any necessary powers of attorney, filings and any other assignment documents or instruments for such prosecution.
13.1.8     Orange Book and Green Book Listings. As between the Parties, each Company Licensee shall have sole responsibility for, and control with respect to, the content and submission of any Green Book Filings for any Licensed Products that are being commercialized by or on behalf of it or its Affiliates, and each Pfizer Licensor and its Affiliates shall have sole responsibility for, and control with respect to, the content and submission of any Orange Book Filings for any Licensed Products that are being commercialized by or on behalf of it, its Affiliates or any of its Sublicensees. Notwithstanding the foregoing, in the event that a Company Licensee or any of its Affiliates or Sublicensees are developing or commercializing (including by, with or through a Third Party) a Licensed Product that is Covered by a Licensed Patent Right that also Covers a Licensed Product that is being researched, developed, manufactured or commercialized by or on behalf of a Pfizer Licensor or its Affiliates (including by, with or through a Third Party), upon the applicable Pfizer Licensor’s reasonable request, the Parties shall meet to discuss the content and submission of such Company Licensee’s and its Affiliates’ Green Book Filing and such Pfizer Licensor’s and its Affiliates’ Orange Book Filing and such filings shall be subject to such Pfizer Licensor’s review and approval (not to be unreasonably withheld).
13.1.9     Patent Term Extensions. Each applicable Company Licensee may request that the applicable Pfizer Licensor file, or allow such Company Licensee to file, patent term extensions with respect to any Exclusive Licensed Patent Rights, and such Pfizer Licensor shall reasonably consider such request and may grant such request in its sole discretion. Notwithstanding anything to the contrary, the applicable Pfizer Licensor shall have the sole right and authority (but not the obligation) to make decisions regarding patent term extensions (including whether to file for any supplementary protection certificates and any other extensions that are available) with respect to the applicable Exclusive Licensed Patent Rights.
13.1.10     No Additional Obligations. This Agreement shall not obligate either Party to disclose to the other Party, or maintain, register, prosecute, pay for, enforce or otherwise manage any Intellectual Property, except as expressly set forth herein.
13.2     Third Party Infringements and Other Violations.
13.1.1     Notice. Each Party shall promptly notify the other Party in writing (each such notice, an “Infringement Notice”) upon learning of any actual or threatened infringement, misappropriation, or other violation or challenge to the validity, scope, or enforceability of, or the Company’s, Pfizer’s or any of their respective Affiliates’ rights in, any Licensed IP or Assigned Patent Rights of which it has Knowledge, including, for clarity, any Paragraph IV Certifications (“Third Party Infringement”); provided that the applicable Pfizer Licensor shall only be required to provide an Infringement Notice to the applicable Company Licensee if the Third Party Infringement relates to Licensed IP exclusively licensed to the applicable Company Licensee pursuant to this Agreement.
13.1.2     Pfizer Enforcement Rights. As between the Parties, the applicable Pfizer Licensor shall have the sole right and authority (but not the obligation) to control enforcement of the Licensed IP and Assigned Patent Rights (to the extent such Pfizer Licensor is exclusively licensed such Assigned Patent Rights with respect to the applicable Third Party

Infringement) against any Third Party Infringement, except such Pfizer Licensor shall not have such rights with respect to such Patent Rights with respect to which such Pfizer Licensor ceased paying any costs or expenses incurred in connection with the Prosecution Activities for such Patent Rights pursuant to Section 13.1.3; provided that, with respect to any such Patent Rights, such Pfizer Licensor shall be entitled to control such enforcement if it notifies the applicable Company Licensee of its intention at least fifteen (15) days before commencing such enforcement and agrees at or prior to the time of such notification to pay to such Company Licensee (no later than forty-five (45) days after receiving an invoice with supporting documentation) fifty percent (50%) of the reasonable out-of-pocket costs and expenses (including any out-of-pocket costs and expenses and FTE Costs) actually incurred by such Company Licensee (or its applicable Affiliates) in connection with the Prosecution Activities conducted by such Company Licensee or Pfizer Licensor (as applicable) (and its respective Affiliates) with respect to such Patent Rights beginning on the date that such Pfizer Licensor ceased paying such costs or expenses pursuant to Section 13.1.3 to the extent such Pfizer Licensor or its Affiliates have not already paid such costs and expenses. At any time during the Term, the applicable Company Licensee may request that the applicable Pfizer Licensor enforces any Licensed IP against any Third Party Infringement (except with respect to New Shared Commercial Product Patent Rights), and such Pfizer Licensor shall reasonably consider such request and grant such request in its sole discretion.
13.2.3     Company Right of Enforcement. As between the Parties, a Company Licensee shall have the sole right and authority (but not the obligation) to control enforcement in the Company Field of any (a) New Patent Rights that are owned by such Company Licensee in accordance with Section 12.1.2(a), (b) Assigned Patent Rights assigned to such Company Licensee (except to the extent enforcement thereof is controlled by a Pfizer Licensor in accordance with Section 13.2.2), and (c) Patent Rights for which Prosecution Activities have been delegated to such Company Licensee and with respect to which the applicable Pfizer Licensor ceased paying any costs or expenses in connection with such Prosecution Activities pursuant to Section 13.1.3 (to the extent such Patent Rights are Exclusive Patent Rights). Prior to commencing any Action in connection therewith that is outside or directly affects the Pfizer Field, such Company Licensee shall consult with such Pfizer Licensor (unless the delay associated with doing so would result in the loss of rights) and reasonably consider such Pfizer Licensor's recommendations regarding such Action.
13.2.4    Settlement. The Pfizer Licensor or Company Licensee controlling enforcement of the Licensed IP, the Assigned Patent Rights, or the New Patent Rights owned by such Company Licensee in accordance with Section 12.1.2(a) (as applicable) against any Third Party Infringement in the Company Field (the "Controlling Party") (a) shall provide the applicable Company Licensee or Pfizer Licensor (respectively) (the "Non-Controlling Party") with timely notice of any proposed settlement pertaining thereto that the Controlling Party enters into and (b) shall not, without prior written consent of the Non-Controlling Party (not to be unreasonably withheld), settle, or stipulate to any facts, or make any admission that would (i) adversely affect the validity, enforceability, or scope of, or admit non-infringement of, any of any Patent Rights or Know-How exclusively licensed to a Company Licensee hereunder, New Patent Rights owned by a Company Licensee in accordance with Section 12.1.2(a) or Assigned Patent Rights (as applicable), (ii) impose liability on the Non-Controlling Party or its Affiliates, or (iii) grant to a Third Party a license or covenant not to sue under, or adversely affect the validity, enforceability, or scope of, or admit non-infringement of, any Intellectual Property that the Non-Controlling Party or its Affiliates owns or to which the Non-Controlling Party or its Affiliates otherwise has exclusive rights. In addition, a Pfizer Licensor, in controlling enforcement of a Third Party Infringement Action outside of the Company Field, shall not, without prior written consent of the applicable Company Licensee (not to be unreasonably withheld), settle, or stipulate to any facts, or make any admission that would (x) give rise to liability of the applicable Company Licensee or its Affiliates, or (y) grant to a Third Party a license or covenant not to sue under or with respect to any Intellectual Property that the applicable Company Licensee or its Affiliates owns or to which the applicable Company Licensee or its Affiliates otherwise has exclusive rights, if such license or covenant conflicts with the licenses to the applicable Company Licensee under this Agreement.
13.2.5     Assistance. At the request of the Controlling Party, the Non-Controlling Party shall provide reasonable assistance to the Controlling Party with respect to its enforcement of any Patent Rights or Know-How licensed hereunder against any Third Party Infringement, including by joining any related Action and executing all papers and performing such other acts as may be reasonably required to permit the Controlling Party to commence or prosecute such Action. The Controlling Party shall reimburse the Non-Controlling Party’s reasonable out-of-pocket costs and expenses actually incurred in connection therewith; provided that the Non-Controlling Party shall bear its own costs and expenses in connection therewith if the enforcement Action involves (a) where a Company Licensee is the Non-Controlling Party, a Third Party Infringement in the Company Field, or (b) where a Pfizer Licensor is the Non-Controlling Party, a Third Party Infringement in the Pfizer Field. The Non-Controlling Party shall have the right to be represented in any such Action in which it is a party by independent counsel (which shall act in an advisory capacity only, except for matters solely directed to such Pfizer Licensor or Company Licensee) of its own choice and at its own expense.
13.2.6     Recoveries. Any recoveries resulting from an Action relating to the enforcement of any Patent Rights or Know-How exclusively licensed to a Pfizer Licensor or Company Licensee hereunder against any Third Party Infringement shall first be applied against payment of each Party’s and its Affiliates’ reasonable out-of-pocket costs and expenses actually incurred in connection therewith, with any remaining amounts distributed to (a) the Company or its designated Affiliate to the extent that such recovery concerned a Third Party Infringement with respect to the Company Field and (b) Pfizer or its designated Affiliate to the extent that such recovery concerned a Third Party Infringement with respect to the Pfizer Field.
13.3     Defense Actions.
13.3.1     Notice. Each Party shall promptly notify the other Party in writing upon learning of any allegation by a Third Party that Intellectual Property owned by a Third Party or to which a Third Party otherwise has rights is infringed, misappropriated, or otherwise violated by either Party's, its Affiliates' or with respect to the Company, its Sublicensees' activities in connection with the exercise of its or their rights or performance of its or their obligations hereunder (each, a "Defense Action").
13.3.2     Right of Defense. As between the Parties, if a Defense Action is brought against a Party or any of its Affiliates (including with respect to Pfizer, the Pfizer Licensors and their Affiliates and with respect to the Company, the Company Licensees and their Affiliates), such Party shall control such Defense Action against the applicable Third Party at its own cost and expense. The Party that controls a Defense Action in accordance with this Section 13.3.2 shall keep the other Party reasonably informed of the status of such Defense Action and the other Party shall reasonably cooperate in connection therewith. The Party that controls a Defense Action may not settle, or stipulate to any facts, or make any admission with respect to, a Defense Action without the other Party’s prior written consent; provided that, such consent shall not be required to the extent that the settlement does not (a) adversely affect the validity, enforceability, or scope of, or admit non-infringement of, if a Pfizer Licensor is the Controlling Party, any Patent Rights or Know-How exclusively licensed to a Company Licensee hereunder or if a Company Licensee is the Controlling Party, any Licensed IP, any New IP owned by a Company Licensee in accordance with Section 13.1.2 or Assigned Patent Rights (as applicable), (b) give rise to liability of such other Party or any of its Affiliates or with respect to the Company, Sublicensees, or (c) grant to a Third Party a license or covenant not to sue under, or with respect to, any Intellectual Property that the other Party or any of its Affiliates owns or to which the other Party or any of its Affiliates otherwise has rights.
13.4     Liability. Neither Party, nor its Affiliates (including, with respect to Pfizer, the Pfizer Licensors and, with respect to the Company, the Company Licensees), nor its or their employees, agents, or representatives, shall be liable to the other Party or any of its Affiliates in respect of any good faith act, omission, default, or neglect of such Party, any of its Affiliates, or its or their employees, agents, or representatives in connection with the Prosecution Activities or Actions with respect to Third Party Infringements that it performs hereunder and that has not resulted from its or its Affiliates' or its or their directors', employees', officers', shareholders', agents', successors', or assigns' bad faith and each Party, on behalf of itself, its Affiliates, and its and their respective directors, employees, officers, shareholders, agents, successors, and assigns, hereby waives any and all Actions that they may have against the other Party, any of its Affiliates or its or their employees, agents, or representatives that may arise or result from such other Party's or its Affiliates' performance of the Prosecution Activities and Actions with respect to Third Party Infringements.
13.5     Encumbrances. Notwithstanding anything to the contrary, the Parties’ rights and obligations set forth in Article 12 and this Article 13 shall be subject to the terms of any agreements or contracts with respect to the Encumbrances.
14. PATENT MARKING
14.1     Patent Marking. Upon a Pfizer Licensor’s request, the applicable Company Licensee shall, and shall cause its Affiliates and Sublicensees to, mark Licensed Products sold by, or on behalf of, such Company Licensee, its Affiliates and its Sublicensees hereunder (in a reasonable manner consistent with industry custom and practice, including by use of other substantially equivalent ways of providing notice under any Applicable Laws) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries or regulatory jurisdictions in the Territory in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements or other violations of Patent Rights.
15. TRADEMARKS
15.1     Trademarks. Subject to the terms hereof, neither the Company Licensees, on the one hand, nor the Pfizer Licensors, on the other hand, shall use the Trademarks of Pfizer or any of Pfizer’s Affiliates or the Company or any of the Company’s Affiliates, respectively, in any product, packaging, advertising, marketing, or other form of promotional disclosure without prior written consent of the other Party or any of its Affiliates or unless otherwise expressly permitted under the Global Separation Agreement or any other Ancillary Agreement. Pfizer hereby acknowledges that it does not receive any right or license hereunder to any of the Trademarks of the Company or any of its Affiliates, except as expressly set forth herein.

16. TERM; TERMINATION
16.1     Term. The term of this Agreement (the “Term”) shall (a) with respect to each Patent Right that is included in the Licensed Patent Rights, expire upon expiration of the last to expire of such Patent Rights, (b) with respect to Third Party IP that is licensed to Pfizer or any other Pfizer Licensor pursuant to a Third Party Agreement and sublicensed hereunder, expire upon expiration or termination of such Third Party Agreement with respect to such Third Party IP and (c) with respect to Licensed Know-How that is licensed pursuant to Section 2.1, expire upon the thirtieth (30th) anniversary of the Effective Date. Upon expiration of this Agreement in its entirety, the licenses granted pursuant to Section 2.1 to all Licensed Know-How that is owned and Controlled by a Pfizer Licensor shall convert to perpetual licenses that survive such expiration. Except as otherwise expressly set forth in Section 16.2, this Agreement may not be terminated unless agreed to in writing by the Parties.
16.2     Termination.
16.2.1     Termination for Cause. Either Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety in the event that the other Party is in material breach of this Agreement and fails to cure such material breach within sixty (60) days of duly given notice thereof (including because such breach is incapable of being cured); provided that, if such breach is capable of being cured, but cannot be cured within such sixty (60) day period, and the breaching Party initiates actions to cure such breach within such sixty (60) day period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach.
16.2.1     Certain Immediate Termination Events. Except to the extent expressly waived or consented to in writing by a Party (in its sole discretion), this Agreement shall terminate immediately and without any requirement for notice to the other Party upon the event of: (i) the failure to pay when due and payable any principal, interest, or any other amount in excess of One Million U.S. Dollars ($1,000,000) in respect of any Company Material Indebtedness or Pfizer Material Indebtedness; (ii) any event of default with respect to any Company Material Indebtedness or Pfizer Material Indebtedness; (iii) any other event or condition that results in any Company Material Indebtedness or Pfizer Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Company Material Indebtedness or Pfizer Material Indebtedness or any trustee or agent on its or their behalf to cause any Company Material Indebtedness or Pfizer Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (iv) the Company or Pfizer being authorized (whether by its board of directors or such other Person having authority to direct the Company or Pfizer, respectively) to commence or institute any bankruptcy, receivership, insolvency, reorganization or other similar proceedings under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code (as may be amended, the “Bankruptcy Code”) or under any similar laws or statutes of the United States or any state thereof or of any jurisdiction (whether or not in the United States) having authority or jurisdiction over the assets of such Party or in which such Party may operate or have assets; (v) the commencement or institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the Bankruptcy Code or under any similar laws or statutes of the United States or any state thereof or of any jurisdiction (whether or not in the United States) having authority or jurisdiction over the assets of such Party or in which such Party may operate or have assets; (vi) the institution of any reorganization, restructuring, arrangement, or other readjustment of debt plan of a Party not involving the Bankruptcy Code; (vii) the appointment of a receiver, trustee, or similar party for all or substantially all of a Party’s assets related to this Agreement or that are provided to such Party pursuant to the terms hereof; or (viii) any corporate action taken by the board of directors of a Party or such other Person having authority to direct such Party in furtherance of any of the foregoing (i) through (vii).
16.2.3     The Company’s Right to Terminate Without Cause. Upon sixty (60) days written notice, the Company may terminate this Agreement on a Patent-by-Patent or Know-How-by-Know-How basis or in its entirety without cause.
16.2.4     Pfizer Termination of Third Party Agreements. In the event that any Pfizer Licensor decides to terminate any Third Party Agreement sublicensed to a Company Licensee under this Agreement, it will so advise such Company Licensee in writing at least thirty (30) days in advance of the effective date of such termination so that such Company Licensee and its Affiliates shall have the opportunity to provide Pfizer with prompt written notice (which shall be provided no later than fifteen (15) days after such Pfizer Licensor provides such Company Licensee with notice of such termination) that such Company Licensee and its Affiliates would like to be assigned such Third Party Agreement and/or the applicable Pfizer Licensor’s and its Affiliates’ rights and obligations thereunder, in each case, to the extent necessary to continue to any development or commercialization activities being conducted as of the date of Pfizer’s notice of such termination. Upon receipt of such written notice from such Company Licensee, such Pfizer Licensor shall reasonably cooperate with such Company Licensee in connection with having such Third Party Agreement or rights or obligations thereunder assigned to such Company Licensee; provided that, in no event will such Pfizer Licensor or any of its Affiliates be obligated to breach such agreement or offer to pay or pay any money or offer to incur or incur any non-monetary obligations to have such Third Party Agreement assigned unless such Company Licensee first agrees in a writing reasonably acceptable to such Pfizer Licensor to pay such consideration and undertake all such obligations on such Pfizer Licensor’s behalf.
16.2.5     Pfizer Termination of License to Antibody A Product Patent Rights and Antibody A Product Know-How. Pursuant to Section 2.1.4(b), Pfizer shall have the right (in its sole discretion) to terminate the license granted to the Antibody A Product Patent Rights and the Antibody A Product Know-How, as provided in Section 2.1.4(a).
16.3     Effect of Expiration and Termination; Accrued Rights; Survival.
16.3.1     Payment. Within thirty (30) days of expiration or termination of this Agreement in part or in whole (or such later date with respect to those costs that are incurred but cannot be reported as of such date), the Company shall pay Pfizer all amounts due to Pfizer with respect to the Licensed Product(s), and other licenses and rights granted hereunder, to which the expiration or termination relates as of the effective date of such expiration or termination.
16.3.2     Inventory. Notwithstanding anything to the contrary in this Section 16.3, if this Agreement terminates pursuant to a Company Termination Event after the first commercial sale of a Licensed Product, the applicable Company Licensee shall have the right to sell its remaining inventory of such Licensed Product(s) so long as the Company has fully paid, and continues to pay fully when due, any and all Third Party Payments owed to Pfizer hereunder based on such sales. For purposes of this Section 16.3, “Company Termination Event” means termination (a) by Pfizer in accordance with Section 16.2.1, (b) based on, or related to, the Company or a Company Material Indebtedness in accordance with Section 16.2.2, or (c) in accordance with Section 16.2.3 or 16.2.4.
16.3.3     Accrued Rights. Upon the termination of this Agreement pursuant to a Company Termination Event, in part or in its entirety: (a) all licenses and rights granted to the applicable Company Licensee with respect to the Intellectual Property to which such termination relates shall immediately terminate and (b) any sublicenses that have been granted to a Sublicensee with respect to the Patent Rights or Know-How to which such termination relates shall immediately terminate. Termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration and termination (as applicable). In the event of termination of this Agreement pursuant to Section 16.2 for any reason that is not a Company Termination Event, the licenses granted to the Company Licensees as of the date of such termination shall survive such termination and all provisions of this Agreement (including, for clarity, Sections 16.1 and 16.2) to the extent related thereto shall survive, as if this Agreement with respect thereto has not terminated.
16.3.4     Surviving Obligations. Without limiting any other provisions in this Article 16, the following Sections and Articles (along with the provisions herein that expressly specify survival terms or that would, by their nature, survive termination) shall survive expiration or termination of this Agreement for any reason (collectively, the "Surviving Provisions"): 2.1.3(b)(i), 2.1.12(b) (with respect to the Patent Rights that, from time to time, the Parties identify as the Patent Rights subject to such Section), 2.1.13(b) (but only with respect to the last two sentences), 2.1.14(b) (but only with respect to the last two sentences), 2.3, 2.4.2, 2.5, 2.6.1, 4.2 and 4.3 (each, for the period of time set forth in such Sections), 5.1 (along with any provisions governing payment of such amounts hereunder), 5.3 (for the period of time set forth in such Section), 6 (but only with respect to Reference Filings and Regulatory Dossiers submitted prior to expiration or termination of this Agreement), 7, 8.2, 9, 10, 11 (for the period of time set forth in such Section), 12, 13.4, 13.5, 16.3 and 17. Without limiting any of the rights or remedies otherwise available to either Party, each Party acknowledges and agrees that each of its obligations with respect to the Surviving Provisions shall continue, remain binding, and survive termination of this Agreement (and, without limiting the foregoing, shall not be dischargeable in any proceeding under the Bankruptcy Code or similar proceeding); and that each of its obligations with respect to the Surviving Provisions is and shall be specifically enforceable under Applicable Law.
17. MISCELLANEOUS
17.1     Compliance with Laws. Neither Party nor any of their Affiliates will be required by this Agreement to take or omit to take any action in contravention of any Applicable Law, including any applicable national and international pharmaceutical industry codes of practices. Without limiting the foregoing, and notwithstanding any other provision of this Agreement, neither Party nor any of their Affiliates shall be required to promote or otherwise commercialize a Licensed Product, or incur any expense in connection with any activity under this Agreement, that it reasonably believes, in good faith, may violate any Applicable Law (including any applicable national and international pharmaceutical code of practice) or “corporate integrity” or similar agreement with any Governmental Authority to which it is a party.
17.2     Assignability. For clarity, the rights, benefits, and obligations of the Company Licensees under (or relating to) this Agreement (including any licenses or sublicenses granted pursuant to this Agreement) are personal to the Company Licensees. The Company may not assign (including in a bankruptcy or similar proceeding) or assume in a bankruptcy or similar proceeding this Agreement or any rights, benefits, or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without Pfizer’s prior written consent (which shall not be unreasonably withheld); provided that the Company may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates, or to a successor to all or substantially all of its business and assets to which this Agreement (or part thereof that is assigned) relates, without Pfizer’s consent. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect.
17.3     Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any law other than the laws of the State of New York and, to the extent applicable to Intellectual Property, the applicable federal laws of the United States of America (without regard to conflict of laws principles).
17.4     Dispute Resolution.
17.4.1 General. The following procedures shall be used to resolve any dispute, controversy or claim that may arise out of or relate to, or arise under or in connection with this Agreement or the breach, termination, or validity thereof (each, a “Dispute”):
(a)Promptly after the written request of either Party (“Request”), the Senior Executives shall meet in person or by telephone to attempt to resolve any Dispute. If, for any reason, the Senior Executives do not resolve the Dispute within thirty (30) days of receipt by a Party of such Request, then the Senior Executives shall meet in person or by telephone to review and attempt to resolve the Dispute.
(b)If, for any reason, the Senior Executives fail to resolve the Dispute within sixty (60) days of receipt by a Party of a Request in accordance with Section 17.4.1(a), the Parties shall attempt to resolve the Dispute with the assistance of a mediator agreed upon by the Parties or, in default of such agreement, within seventy-five (75) days of receipt by a Party of a Request, at the request of any Party, such mediator shall be appointed by the American Arbitration Association (“AAA”). The mediation shall be held in New York, New York and in accordance with the then-prevailing Commercial Mediation Rules of the AAA.
(c)All negotiations and mediation in connection with the Dispute shall be conducted in strict confidence and without prejudice to the rights of the Parties in any future legal proceedings. Except for any Party’s right to seek interlocutory relief in the courts, no Party may commence any form of arbitration in accordance with Section 17.4.2 until twenty (20) Business Days after the appointment of a mediator or until one hundred twenty (120) days after the receipt by a Party of a Request, whichever occurs sooner.
(d)    If, with the assistance of the mediator, the Parties reach a settlement, such settlement shall be reduced to writing and, once signed by a duly authorized representative of each of the Parties, shall be and remain binding on the Parties. The Parties shall bear their own legal costs of the mediation, but the costs and expenses of the mediator and the AAA shall be borne by the Parties equally.
17.4.2     Arbitration.
(a)All Disputes that for any reason are not timely resolved by the Parties in accordance with Sections 17.4.1(a) through 17.4.1(d) shall be finally and exclusively resolved by binding arbitration to be administered by the AAA in accordance with the then-prevailing Commercial Arbitration Rules of the AAA (the “Rules”). The seat of the arbitration shall be in New York County, New York. The arbitration shall be held and the award shall be issued in the English language. If the amount in controversy is Three Million US Dollars (US$3,000,000) or less

(including all claims and counterclaims), there shall be one arbitrator who shall be agreed upon by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the amount in controversy is more than Three Million US Dollars (US$3,000,000) (including all claims and counterclaims), there shall be three (3) neutral and impartial arbitrators, one of whom shall be appointed by each of the Parties within thirty (30) days of receipt by respondent of the demand for arbitration, and the third (3rd) arbitrator, who shall chair the arbitral tribunal, shall be appointed by the Party appointed arbitrators within fifteen (15) days of the appointment of the second (2nd) arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking, and ranking procedures in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or an attorney with no less than fifteen (15) years of experience with commercial cases and an experienced arbitrator, who shall, if practicable, have experience with transactions or disputes related to the field of pharmaceutical development and technology and/or, if applicable, intellectual property (including Patent Rights and trade secrets).
(b)All arbitrators shall be neutral and impartial and shall not be officers or employees of either Party. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the Parties. The arbitrator(s) shall have the right to award damages and other relief but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. The arbitration award will be presented to the Parties in writing and will include findings of fact and, where appropriate, conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction.
(c)Prior to the appointment of the arbitral tribunal, either Party may seek injunctive relief from any court of competent jurisdiction in order to enforce compliance with the provisions of this Section 17.4.2 or otherwise in aid of arbitration or to maintain the status quo or prevent irreparable harm. The Parties hereby submit to the non-exclusive jurisdiction of the Federal and State courts located in New York, New York (the “New York Courts”) for such purpose. Without prejudice to such provisional remedies as may be available under the jurisdiction of the New York Courts, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the Parties to request that any New York Court modify or vacate any temporary or preliminary relief issued by any such New York Court, and to award damages for the failure of any Party to respect the arbitrator’s(s’) orders to that effect.
17.5     Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
17.6     Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.
17.7     Advisors. It is acknowledged and agreed by each of the Parties that Pfizer, on behalf of itself and the other members of the Pfizer Group, has retained each of the Persons identified on Schedule 11.11 to the Global Separation Agreement to act as counsel in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.11 to the Global Separation Agreement have not acted as counsel for the Company or any other member of the Company Group in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that none of the Company or any member of the Company Group has the status of a client of the Persons listed on Schedule 11.11 to the Global Separation Agreement for conflict of interest or any other purposes as a result thereof. The Company hereby agrees, on behalf of itself and each other member of the Company Group that, in the event that a dispute arises after the Effective Date in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby between Pfizer and the

Company or any of the members of their respective Groups, each of the Persons listed on Schedule 11.11 to the Global Separation Agreement may represent any or all of the members of the Pfizer Group in such dispute even though the interests of the Pfizer Group may be directly adverse to those of the Company Group. The Company further agrees, on behalf of itself and each other member of the Company Group that, with respect to this Agreement, the Global Separation Agreement, the other Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Pfizer or the applicable member of the Pfizer Group and may be controlled by Pfizer or such member of the Pfizer Group and shall not pass to or be claimed by the Company or any member of the Company Group. Furthermore, the Company acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP is representing Pfizer, and not the Company, in connection with the Transactions.
17.8     Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to a Pfizer Licensee, to:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: General Counsel
with a copy to:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Bryan A. Supran and Andrew J. Muratore
If to a Company Licensor, to:
Zoetis Inc.
5 Giralda Farms
Madison, NJ 07940
Attention: General Counsel
with a copy to:
Zoetis Inc.
5 Giralda Farms
Madison, NJ 07940
Attention: Katherine H. Walden
Any Party may, by notice to the other Party, change the address to which such notices are to be given.
17.9     Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.
17.10     Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
17.11     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
17.12     Further Assurances. The Company and Pfizer hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge, and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to implement this Agreement and carry out the intent and purposes of this Agreement.
17.13     Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Pfizer Indemnitee or Company Indemnitee in their respective capacities as such and the express rights of the Company Licensees and the Pfizer Licensors set forth herein, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties) except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties) with any remedy, claim, liability, reimbursement, claim of action, or other right in excess of those existing without reference to this Agreement.
17.14     Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and the Company, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.
17.15 No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.
17.16     Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
17.17     Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.
17.18     Counterparts; Entire Agreement; Conflicting Agreements.
17.18.1 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.
17.18.2 This Agreement, the Global Separation Agreement, the Ancillary Agreements, the exhibits, the schedules, and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.
17.18.3 If, a Pfizer Licensor and the applicable Company Licensee are parties to a Local Separation Agreement entered into prior to the Effective Date, any license of Licensed IP pursuant to this Agreement shall be treated as occurring pursuant to such Local Separation Agreement on the effective date of such Local Separation Agreement.
17.18.4 Each Party hereby acknowledges on behalf of its Affiliates that this Agreement supersedes any agreement entered into by the Parties prior to the Effective Date with respect to licensing of the Licensed IP to the Company or any other member of the Company Group.
17.18.5 In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Global Separation Agreement or any Local Separation Agreement, this Agreement shall prevail.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.
.

PFIZER INC.

By:	/s/: Robert E. Landry
Name:	Robert E. Landry
Title:	Senior Vice President & Treasurer

ZOETIS INC.

By:	/s/: Heidi C. Chen
Name:	Heidi C. Chen
Title:	General Counsel and
Corporate Secretary